Exhibit 99.1

CLARKE AMERICAN

On October 31, 2005, M & F Worldwide Corp. (the "Registrant") announced that it had entered into a Stock Purchase Agreement with Honeywell International Inc. for the purchase (the "Acquisition") of 100% of the capital stock of Novar USA Inc. ("Novar USA"). A portion of the financing for the Acquisition is expected to be completed through a Rule 144A and Regulation S notes offering, and in connection therewith the Registrant is providing certain information to potential investors. This exhibit, which contains disclosure regarding Clarke American (as defined), is provided for broad dissemination under Regulation FD. The information included in this exhibit does not constitute an offer to sell or the solicitation of an offer to buy any securities. The information included in this exhibit speaks as of November 25, 2005, and neither the Registrant nor Clarke American (as defined) undertakes any obligation to update such information. In this exhibit, unless the context otherwise requires, "Clarke American," the "Company," "we," "us" or "our" refers to the company that will, following the Transactions (as defined), hold the business currently operated by Novar USA.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this exhibit, including those regarding our strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this exhibit, the words ‘‘believes,’’ ‘‘anticipates,’’ ‘‘plans,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘estimates’’ or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this exhibit. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this exhibit are reasonable, such plans, intentions or expectations may not be achieved.

The factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this exhibit include:

•	our substantial indebtedness;

•	the actual terms, including interest rates, of the financing that we will be able to obtain, including the notes and our new credit facilities;

•	covenant restrictions under our indebtedness that may limit our ability to operate our business and react to market changes;

•	lack of access to cash flow or other assets of our subsidiaries;

•	the maturity of the principal industry in which we operate and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods and other factors;

•	consolidation among financial institutions;

•	adverse changes among the large financial institution clients on which we depend, resulting in decreased revenues;

•	intense competition in all areas of our business;

•	our costs as a stand-alone company;

•	interruptions or adverse changes in our supplier relationships;

•	increased production and delivery costs;

•	fluctuations in the costs of raw materials;

•	our ability to attract, hire and retain qualified personnel;

•	technological improvements that may reduce our competitive advantage over some of our competitors;

•	our ability to protect our customer data from account data security breaches;

•	changes in legislation relating to consumer privacy protection which could harm our business;

•	contracts with our clients relating to consumer privacy protection which could restrict our business;

•	our ability to protect our intellectual property rights;

•	our reliance on third-party providers for certain significant information technology needs;

•	software defects that could harm our business and reputation;

•	our ability to successfully manage future acquisitions;

•	sales and other taxes which could have adverse effects on our business; and

•	environmental risks.

You should read carefully the factors described in the section entitled ‘‘Risk Factors’’ of this exhibit for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.

NON-GAAP FINANCIAL MEASURES

To supplement our financial information presented in GAAP we use additional measures to clarify and enhance the understanding of past performance and prospects for the future.

EBITDA represents net income before interest expense, net, income taxes, depreciation and amortization (other than amortization related to prepaid rebates). Adjusted EBITDA represents EBITDA, further adjusted as described in ‘‘Summary—Summary Historical and Pro Forma Consolidated Financial and Other Data.’’ EBITDA and Adjusted EBITDA, as presented in this exhibit, are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. They are not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities as measures of our liquidity.

We present EBITDA and Adjusted EBITDA because we believe measures such as these provide useful information with respect to our ability to meet our future debt service, capital expenditures, working capital requirements and overall operating performance. In addition, we utilize EBITDA when interpreting operating trends and results of operations of our business.

In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses such as those excluded in calculating it. Our presentation of this measure should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	they are not adjusted for all noncash income or expense items that are reflected in our statements of cash flows;

•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently from us, limiting their usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our debt obligations. You should compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

MARKET AND INDUSTRY DATA

Some of the market and industry data contained in this exhibit are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified. As a result, you should be aware that the market and industry data contained in this exhibit, and beliefs and estimates based on such data, may not be reliable.

 SUMMARY

Certain statements in this summary are forward-looking statements. See ‘‘Special Note Regarding Forward-Looking Statements.’’ In this exhibit, if a measurement is ‘‘on a pro forma basis,’’ unless otherwise stated, that measurement is on a pro forma basis, giving effect to the transactions referred to in the introduction to ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information.’’

Our Company

We are one of the three largest providers of checks and check-related products and services in the United States based on revenues, and we are a leading provider of direct marketing services to financial institutions. We serve over 3,200 financial institutions through our Clarke American and Alcott Routon brands and over 3.7 million consumers and 700 businesses through our Checks In The Mail (‘‘CITM’’) and B2Direct brands. In the twelve months ended September 30, 2005, we fulfilled over 50 million check orders and provided check-related products and other services through 18 million direct contacts with consumers and business checking account holders through our contact centers and websites. We have an industry leading reputation for quality and have won several third party and customer awards. During the twelve months ended September 30, 2005, on a pro forma basis, we generated revenues and Adjusted EBITDA of $624.2 million and $138.7 million, respectively. See ‘‘Summary Historical and Pro Forma Consolidated Financial and Other Data’’ for a reconciliation of EBITDA and Adjusted EBITDA to net income.

Our two main business segments are the Financial Institution division (84% of our revenues for the nine months ended September 30, 2005) and the Direct to Consumer division (16% of our revenues for the nine months ended September 30, 2005). Customers ordering through our Financial Institution division order checks from our financial institution clients, and we manage that check order process on their behalf. Our Direct to Consumer division serves customers who prefer to order checks directly from a check provider.

Our products primarily consist of checks and check-related products, such as deposit tickets and checkbook covers, and we provide related delivery services. We also offer specialized direct marketing services to our financial institution partners and other enterprises. We manage customer orders on behalf of our financial institution clients through our contact centers or our websites, which are our preferred channels for orders. Orders received through preferred channels generally produce higher revenue than orders received from our other channels, and we have been successful in working with financial institutions to migrate their customers to these preferred channels. We believe our focus on these areas has helped us to grow revenues and EBITDA at compounded annual growth rates of 4.9% and 5.3%, respectively, from the year ended December 31, 2002 through the year ended December 31, 2004.

Financial institutions recognize consumer checking accounts as one of the primary relationships with their customers which they use to sell services such as credit cards, auto financing and investment services, and to improve customer retention. We have developed an expertise in partnering with financial institutions to integrate platforms for high quality order management. We add value to the customer checking account relationship on behalf of financial institutions by:

•	improving customer satisfaction through consistent product quality and expertise in matching customer preferences with the right product and delivery options;

•	expanding customer relationships through cross-selling and up-selling checks and related financial products on behalf of our financial institution clients; and

•	leveraging our integration with our financial institution clients’ checking account processes to improve their customer service and operational efficiencies.

Our Competitive Strengths

We believe that we are well positioned in our industry to capitalize on the following key competitive strengths:

Consistent Strengthening of our Industry Position. We estimate that our market share in the U.S. financial institution segment increased from approximately 17% in 1997 to approximately 30% as of September 2005. We achieved this growth by:

•	strategically adding financial institution clients that are likely to grow their business with us;

•	increasing sales of products and services to our existing financial institution clients, including 76 of our current top 100 clients over the period from 2000 to 2004; and

•	increasing direct contacts with checking account holders of our financial institution clients, increasing average revenue per order. In 2004, our average revenue per order through preferred channels was approximately 41% higher than average revenue per order placed through our other channels.

Long Term Relationships with Financial Institution Clients. We are the sole provider of checks to the majority of our financial institution clients, including Bank of America. We have long-term contracts, typically three to five years, with most of our financial institution clients, which enable us to have revenue and cash flow stability. We have a successful track record of renewing our client contracts. For example, our relationship with Bank of America spans 30 years, and we have been serving our existing top 20 largest financial institution clients for approximately 15 years on average.

Successful Track Record of Continuous Cost Savings. From 2002 through 2004, our management team successfully reduced our costs, improving gross margin from 39.2% to 41.9%. We were successful in reducing costs by consolidating plants and contact centers, streamlining the logistics required for ordering, printing and delivering checks and negotiating procurement savings. We expect to continue to drive cost savings through a strategic plan which includes procurement initiatives, technology investments, reduction in general and administrative expenses and corporate overhead and process improvements designed to reduce fixed costs.

Reputation for High Quality Standards. We have a commitment to quality that has earned us a reputation as an industry leader in quality and service. Our commitment to achieving superior performance was validated by the U.S. Department of Commerce when we received the 2001 Malcolm Baldrige National Quality award (awarded to only 25 manufacturers in the United States since its inception in 1988). We continuously track live customer feedback, monitor key productivity and quality performance metrics and survey our clients to maintain our high quality standards. We increased client satisfaction, as measured by our internal surveys, from 96% in 2000 to 99% in 2004.

Strong Management Team. Clarke American is led by Charles Dawson, who has been with us since 1993, and most recently served as Executive Vice President of Partnership Development before becoming Chief Executive Officer in April 2005. In aggregate, the ten members of our senior leadership team collectively possess over 100 years of experience with us and in our industry. Most importantly, this team has demonstrated the ability to gain market share and reduce costs on an annual basis.

Our Industry

Our management estimates that the U.S. check industry generated approximately $3.0 billion in revenue during 2004, making the U.S. the largest check market in the world. The check industry has two main segments: the financial institution segment and the direct segment. The market for check products and related services sold through financial institutions is estimated at approximately $1.7 billion in 2004 check printing revenue, and the direct to consumer and direct to business market segment represents approximately $1.3 billion. We compete in these market segments primarily with Deluxe Corporation, John H. Harland Company and Custom Direct.

We believe the number of checks printed is driven by the number of checks written, the number of new checking accounts opened and reorders reflecting changes in consumers’ personal situations,

such as name or address. Checks written remain the largest form of non-cash payment in the U.S., representing more transactions than credit and debit transactions combined. According to the 2004 Federal Reserve Payments Study, the total number of all non-cash payments (including checks and electronic payments) in the U.S. has increased from approximately 72.5 billion in 2000 to approximately 81.2 billion in 2003. According to Global Concepts, Inc., an independent consulting firm hired by the Federal Reserve to analyze check writing patterns, the number of checks written has declined approximately 4.0% annually from 2000 to 2003, and is forecast to decline by approximately 3.7% annually from 2004 to 2009.

The Transactions

On October 31, 2005, M&F Worldwide Corp. and Honeywell International Inc. entered into a stock purchase agreement, in which M&F Worldwide Corp. agreed to purchase 100% of the capital stock of Novar USA Inc., a wholly-owned subsidiary of Honeywell International Inc. and the indirect parent of the business of Clarke American, for a cash purchase price of $800 million, subject to a post-closing working capital adjustment. In connection with this acquisition, which we refer to as the ‘‘Acquisition,’’ M&F Worldwide Corp. formed CA Investment Corp., an indirect wholly owned subsidiary of M&F Worldwide Corp. In the Acquisition, it is currently anticipated that CA Investment Corp. will purchase 100% of the capital stock of Novar USA Inc.

The business of Clarke American is currently owned by Novar USA Inc., which indirectly wholly owns the operating subsidiaries of the Clarke American business. In connection with the Acquisition, Novar USA Inc. and its subsidiaries will undergo a series of merger transactions to eliminate certain intermediate holding companies. Concurrent with the Acquisition, Novar USA Inc. and CA Investment Corp. will undergo a series of merger transactions, with CA Investment Corp. as the surviving entity. CA Investment Corp. is expected to be renamed ‘‘Clarke American Corp.’’

We expect that the following transactions will occur in connection with the Acquisition:

•	M&F Worldwide Corp. will make a cash equity contribution to CA Investment Corp. of $203.0 million;

•	Clarke American Corp. will issue $175.0 million of senior notes;

•	Clarke American Corp. will enter into a new $40.0 million revolving credit facility, under which it will initially borrow approximately $2.0 million; and

•	Clarke American Corp. will enter into and borrow $440.0 million under a new term loan facility.

The Acquisition and the related financing transactions described above are referred to collectively in this exhibit as the ‘‘Transactions.’’

Sources and Uses

The following table summarizes the estimated sources and uses of funds for the Transactions assuming the closing occurred on September 30, 2005 (in millions). The actual amounts may differ at the time of the completion of the Transactions.

Sources:		Uses:
New revolving credit facility(1)	$2.0	Purchase price for the Acquisition	$800.0
New term loan facility(2)	440.0	Estimated fees and expenses (3)	20.0
Senior notes due 2013	175.0
Cash equity contribution	203.0
Total Sources	$820.0	Total Uses	$820.0

(1)	Our new $40.0 million revolving credit facility will mature in 2010 on the fifth anniversary of the closing of the Acquisition. We expect that $2.0 million will be borrowed at closing and that $6.5 million of letters of credit will be issued at closing under this facility.

(2)	Our new term loan facility will be required to be repaid in quarterly installments commencing on March 31, 2006 in annual amounts expected to be: $15.0 million for 2006, $20.0 million for 2007, $25.0 million for 2008, $30.0 million for 2009 and $35.0 million for 2010. We expect our new term loan facility to require that a portion of our excess cash flow be applied to prepay amounts borrowed thereunder. The balance of the term loan facility will be repaid in full in 2011 on the sixth anniversary of the completion of the Acquisition.

(3)	Includes estimated fees payable in connection with our new credit facilities and initial purchasers’ discounts and commissions, legal, accounting, printing and other miscellaneous fees and expenses in connection with the Transactions.

Our principal executive offices are located at 10931 Laureate Drive, San Antonio, Texas 78249. Our telephone number is 210-697-8888.

SUMMARY HISTORICAL AND PRO FORMA
CONSOLIDATED FINANCIAL AND OTHER DATA

The summary historical consolidated financial and other data set forth below as of and for the fiscal years ended December 31, 2004, 2003 and 2002 for our predecessor have been derived from our audited consolidated financial statements. The unaudited historical consolidated financial and other data set forth below as of and for the nine months ended September 30, 2004 and the three months ended March 31, 2005 for our predecessor and the six months ended September 30, 2005 for our successor have been derived from our unaudited consolidated interim financial statements. The results of operations for the nine months ended September 30, 2004 and the three months ended March 31, 2005 for our predecessor and the six months ended September 30, 2005 for our successor are not necessarily indicative of the results to be expected for the full year or any future period.

The summary unaudited pro forma financial information and other data presented below is derived from the unaudited pro forma consolidated financial information and related notes included under the caption ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information’’ in this exhibit and presents summary unaudited pro forma financial data as of and for the last twelve months ended September 30, 2005. The unaudited pro forma consolidated statement of income data reflects adjustments to our consolidated historical financial information to give effect to the Transactions described in the introduction to ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information’’ as if these transactions occurred on January 1, 2004. The unaudited pro forma consolidated balance sheet data as of September 30, 2005 gives effect to the Transactions described in the introduction to ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information’’ as if these transactions had occurred on September 30, 2005. The summary unaudited pro forma financial information is presented for illustrative purposes only and does not purport to present our actual results of operations had the Transactions in fact occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future or during any fiscal year. The summary unaudited pro forma financial information is based on certain assumptions and adjustments described in the notes in the unaudited pro forma consolidated financial information and should be read in conjunction with those notes.

As a result of the acquisition of our predecessor by Honeywell and the resulting change in ownership, under GAAP we are required to present separately our operating results for the predecessor period within the nine months ended September 30, 2005 (January 1, 2005 through March 31, 2005) and the successor period within the nine months ended September 30, 2005 (April 1, 2005 through September 30, 2005). See ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Presentation of Financial Information—Presentation of Separate Predecessor and Successor Periods.’’

The pro forma twelve month period ended September 30, 2005 has 53 weeks rather than 52 as a result of the operation of our fiscal calendar. Revenues during the additional week were approximately $11.8 million in the pro forma twelve month period ended September 30, 2005.

The data and the information provided below should be read in conjunction with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information.’’

	Predecessor					Successor	Pro Forma Twelve Months Ended September 30, 2005
	Fiscal Year Ended December 31,			Nine Months Ended September 30, 2004	Three Months Ended March 31, 2005	Six Months Ended September 30, 2005
	2002	2003	2004
	(dollars in thousands, except revenue per unit)
Consolidated Statements of Income Data
Revenues	$551,837	$572,168	$607,603	$449,214	$154,429	$311,353	$624,171
Operating Expenses
Cost of Sales	335,702	340,661	353,074	260,754	91,126	206,151	403,123
Selling, General and Administrative Expenses	121,277	130,252	147,518	102,754	39,177	70,355	154,781
Total Operating Expenses	456,979	470,913	500,592	363,508	130,303	276,506	557,904
Operating Income	94,858	101,255	107,011	85,706	24,126	34,847	66,267
Interest Expense, net	10,925	25,692	19,149	13,504	5,597	2,558	51,591
Income Before Income Taxes	83,933	75,563	87,862	72,202	18,529	32,289	14,676
Provisions for Federal and State Income Taxes	45,431	39,711	23,444	20,774	7,552	13,085	5,650
Net Income	$38,502	$35,852	$64,418	$51,428	$10,977	$19,204	$9,026
Other Financial Data
Depreciation and Amortization	$22,674	$23,185	$23,257	$16,906	$5,724	$29,886	$61,129
EBITDA(1)(3)	117,532	124,440	130,268	102,612	29,850	64,733	127,396
Adjusted EBITDA(2)(3)	118,139	130,381	134,996	100,877	32,959	71,670	138,748
Capital Expenditures(4)	21,209	15,726	17,366	9,026	2,632	15,173	26,145
Prepaid Rebates(5)	23,532	28,880	30,760	22,310	9,720	5,460	23,630
Cash Interest Expense							49,352
Selected Operating Data
Unit Volume (in millions)	53.3	54.1	57.4	42.5	14.2	28.6	57.6
Avg. Revenue Per Unit	$10.36	$10.57	$10.59	$10.56	$10.87	$10.88	$10.83
Selected Financial Ratios
Adjusted EBITDA to Cash Interest Expense							2.8x
Total Debt to Adjusted EBITDA							4.5x
Ratio of Earnings to Fixed Charges(6)	4.8x	3.1x	4.1x	4.6x	3.3x	5.0x	1.2x

Pro Forma September 30, 2005
(dollars in thousands)
Balance Sheet Data
Adjusted Working Capital(7)	$(14,440)
Total Assets	1,167,002
Total Debt(8)	623,500
Total Stockholder's Equity	203,000

(1)	EBITDA represents net income before interest expense, net, income taxes, depreciation and amortization (other than amortization related to prepaid rebates). We present EBITDA because we believe it is an important measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

We believe EBITDA provides useful information with respect to our ability to meet our future debt service, capital expenditures, working capital requirements and overall operating performance. In addition, we utilize EBITDA when interpreting operating trends and results of operations of our business.

We also use EBITDA for the following purposes: Our new senior credit facilities are expected to use EBITDA (with additional adjustments) to measure our compliance with covenants such as interest coverage and debt incurrence. Our executive compensation is expected to be based on our EBITDA performance measured against targets. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See ‘‘Non-GAAP Financial Measures’’ for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.

(2)	We present Adjusted EBITDA as a further supplemental measure of our performance. We prepare Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items we do not consider indicative of our ongoing operating performance. Such items include restructuring costs, certain non-operational items, stock-based compensation, group management fees, certain stand-alone costs, an earnout related to our Alcott Routon acquisition and other non-cash adjustments. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. See ‘‘Non-GAAP Financial Measures.’’ In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses, including cash expenses, similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

(3)	The following table is a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Predecessor					Successor
	Fiscal Year Ended December 31,			Nine Months Ended September 30, 2004	Three Months Ended March 31, 2005	Six Months Ended September 30, 2005	Pro Forma Twelve Months Ended September 30, 2005
	2002	2003	2004
	(dollars in thousands)
Net Income	$38,502	$35,852	$64,418	$51,428	$10,977	$19,204	$9,026
Interest Expense, net	10,925	25,692	19,149	13,504	5,597	2,558	51,591
Provisions for Federal and State Income Taxes	45,431	39,711	23,444	20,774	7,552	13,085	5,650
Depreciation and Amortization	22,674	23,185	23,257	16,906	5,724	29,886	61,129
EBITDA	$117,532	$124,440	$130,268	$102,612	$29,850	$64,733	$127,396
Adjustments:
Restructuring Costs(a)	2,646	6,292	693	826	401	1,588	1,856
Non-Operational Items(b)	(1,356)	(406)	(13)	(4)	212	11	213
Stock-Based Compensation(c)	—	1,048	5,789	—	3,380	—	9,169
Group Management Fees(d)	2,448	2,243	1,684	—	—	510	—
Stand-Alone Costs(e)	(2,505)	(2,505)	(2,505)	(1,879)	(626)	(1,253)	(650)
Alcott Routon Earnout(f)	—	—	—	—	—	1,771	1,771
Other Non-Cash Adjustments(g)	(626)	(731)	(920)	(678)	(258)	4,310	(1,007)
Adjusted EBITDA	$118,139	$130,381	$134,996	$100,877	$32,959	$71,670	$138,748

(a)	Reflects restructuring expenses, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses, associated with:

•	the closure of two plants in 2002;

•	the closure of four plants and one contact center in 2003;

•	a workforce reduction in our Direct to Consumer division in 2004; and

•	the closure of one plant and a realignment of our sales force in 2005.

(b)	Reflects gain/loss on non-ordinary course sales of fixed assets and sublease income related to facilities we have closed.

(c)	Reflects non-cash charges incurred due to the accelerated vesting of stock options held by certain members of senior management under a plan terminated in March 2005. At the closing of the Transactions, we expect that no officer or director will own any options or shares of Clarke American.

(d)	Reflects management fees paid to our prior parent companies (Novar plc and Honeywell) for services such as legal, tax, accounting and risk management. We do not expect to have a management services agreement following the completion of the Acquisition.

(e)	Reflects management's estimate of additional costs to operate as a stand-alone public entity, replace the legal, tax, risk management and other services provided by our parent companies and adjust the compensation of certain executives who, in connection with the Acquisition have entered into employment agreements that will become effective upon the completion of the Acquisition. The adjustments to the historical periods reflect management estimates of all of these costs. Net income for the pro forma twelve months ended September 30, 2005 already gives effect to $1.9 million of these costs, which represent management's estimate of additional costs to replace the legal, tax, risk management and other services provided by our parent companies and agreed compensation expenses expected to be incurred in connection with the Acquisition. Management estimates that a further $0.6 million of other stand-alone costs will be incurred annually. However, our actual costs may differ from our estimates. See "Risk Factors—Risks Related to our Business— Our costs as a stand-alone company may exceed our estimates."

(f)	Reflects charges incurred under an earnout arrangement recorded as SG&A expense in the six months ended September 30, 2005 resulting from the 2004 purchase of Alcott Routon, Inc. Management estimates that approximately $2.7 million out of a maximum $3.0 million will be accrued but not paid in 2005, with the remainder to be accrued in 2006. The terms of the agreement call for all earned amounts to be paid in 2007.

(g)	Reflects additional non-cash adjustments which management believes better reflect the ongoing operations of the business as follows:

	Predecessor					Successor	Pro Forma Twelve Months Ended September 30, 2005
	Fiscal Year Ended December 31,			Nine Months Ended September 30, 2004	Three Months Ended March 31, 2005	Six Months Ended September 30, 2005
	2002	2003	2004
	(dollars in thousands)
Amortization of Tenant Finishout Allowances(i)	$(626)	$(731)	$(920)	$(678)	$(258)	$(508)	$(1,007)
Impact of Fair Value Inventory Adjustment Related to Purchase Accounting (ii)	—	—	—	—	—	4,818	—
Other Non-Cash Adjustments	$(626)	$(731)	$(920)	$(678)	$(258)	$4,310	$(1,007)

(i)	Reflects the amortization of deferred liabilities resulting from capitalized leasehold improvements paid for by landlords.

(ii)	Reflects the negative effect on net income of the fair value inventory adjustment related to purchase accounting resulting from completion of the Honeywell acquisition effective April 1, 2005.

(4)	For the six months ended September 30, 2005 and the pro forma twelve months ended September 30, 2005, includes $6.8 million of capital leases.

(5)	Prepaid rebates are cash payments made to certain customers upon the execution of multi-year contracts. These payments are capitalized and amortized over the terms of the respective contracts. Amortization amounts were: $19.6 million in 2002, $20.6 million in 2003, $23.7 million in 2004, $18.5 million in the nine months ended September 30, 2004, $6.2 million in the three months ended March 31, 2005, $12.3 million in the six months ended September 30, 2005 and $24.5 million for the pro forma twelve months ended September 30, 2005.

(6)	The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, including amortization of deferred financing costs and debt discount and rent expense. The pro forma ratio of earnings to fixed charges for 2004 and for the nine months ended September 30, 2005 equals 1.3x and 1.3x, respectively.

(7)	Adjusted working capital includes accounts receivable, prepaid expenses, inventory, accounts payables and accrued expenses.

(8)	Includes capital lease obligations of $6.5 million.

RISK FACTORS

While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or that may adversely affect our business.

Risks Related to our Substantial Indebtedness

We will have substantial indebtedness following the Transactions, which could adversely affect our ability to operate our business and prevent us from fulfilling our obligations under our indebtedness.

On September 30, 2005, on a pro forma basis after giving effect to the Transactions, we would have had total indebtedness of approximately $623.5 million (including $6.5 million of capital lease obligations), and there would have been $31.5 million of additional availability under our new revolving credit facility (giving effect to the issuance of $6.5 million of letters of credit). Our substantial level of indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

Our ability to make payments on our indebtedness depends on our ability to generate sufficient cash in the future.

Our ability to make payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

We will be required to make mandatory prepayments under our new term loan facility of $15.0 million for 2006, $20.0 million for 2007, $25.0 million for 2008, $30.0 million for 2009 and $35.0 million for 2010. We expect our new term loan facility to require that a portion of our excess cash flow be applied to prepay amounts borrowed thereunder. We will be required to repay this facility in full in 2011 on the sixth anniversary of the closing of the Acquisition. If we do not have sufficient cash to be able to make such mandatory prepayments and cannot refinance the repaid portions of our new term loan facility, we will be in default under our new term loan facility.

Our new revolving credit facility will mature in 2010 on the fifth anniversary of the closing of the Acquisition.

We may not be able to generate sufficient cash flow from operations and future borrowings may not be available to us under our new credit facilities in an amount sufficient to enable us to repay our debt or to fund our other liquidity needs. If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt on or before maturity. We may not be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness, including the notes and our new credit facilities, may limit our ability to pursue any of these alternatives.

Despite our current indebtedness levels, we may still be able to incur substantially more debt. Additional indebtedness could exacerbate the risks associated with our substantial leverage.

We may be able to incur substantial additional indebtedness in the future. The terms of our new credit facilities are not expected to, and the indenture governing the notes will not, fully prohibit us from doing so. In addition, on a pro forma basis, as of September 30, 2005, there would have been $31.5 million of additional availability under our new $40.0 million revolving credit facility (giving effect to the issuance of $6.5 million of letters of credit), all of which is expected to be secured by substantially all of our assets and therefore will rank effectively senior to our obligations under the notes and the guarantees to the extent of the value of the assets securing the new credit facilities. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

Covenant restrictions under our indebtedness may limit our ability to operate our business.

The indenture governing the notes will contain, and the agreement governing our new credit facilities is expected to contain, among other things, covenants that restrict our and our subsidiaries’ ability to finance future operations or capital needs or to engage in other business activities. The indenture will restrict, among other things, our and our subsidiaries’ ability to:

•	incur or guarantee additional indebtedness;

•	make certain investments;

•	make restricted payments;

•	pay certain dividends or make other distributions;

•	incur liens;

•	enter into transactions with affiliates; and

•	merge or consolidate or transfer and sell assets.

It is expected that our new credit facilities will also contain affirmative and negative covenants customary for senior secured credit facilities, including, among other things, restrictions on indebtedness, liens, mergers and consolidations, sales of assets, loans, acquisitions, restricted payments, transactions with affiliates, dividends and other payment restrictions affecting subsidiaries and sale leaseback transactions.

In addition, our new credit facilities are expected to contain covenants requiring us to maintain financial ratios, including a maximum senior consolidated leverage ratio, a maximum total consolidated leverage ratio and a minimum consolidated interest coverage ratio. These restrictions may limit our ability to operate our businesses and may prohibit or limit our ability to enhance our operations or take advantage of potential business opportunities as they arise.

Risks Related to our Business

The paper check industry overall is a mature industry and check usage is declining. Our business will be harmed if check usage declines faster than expected.

Check and check-related products and services, including delivery services, accounted for approximately 92% and 91% of our Financial Institution division revenues, and approximately 81% of our Direct to Consumer division revenues for each of fiscal 2004 and the twelve months ended September 30, 2005. Check printing is, and is expected to continue to be, an essential part of our business and the principal source of our operating income. The check industry overall is a mature industry. The number of checks written in the U.S. has declined in recent years, and we believe that it will continue to decline due to the increasing use of alternative payment methods, including credit cards, debit cards, smart cards, automated teller machines, direct deposit, wire transfers, electronic and other bill paying services, home banking applications and Internet-based payment services. According to Global Concepts, Inc., an independent consulting firm hired by the Federal Reserve to analyze check writing patterns, the number of checks written has declined approximately 4.0% annually from 2000 to 2003, and is forecast to decline by approximately 3.7% from 2004 to 2009. The actual rate and extent to which alternative payment methods will achieve consumer acceptance and replace checks, whether as a result of legislative developments, personal preference or otherwise, cannot be predicted with certainty. Changes in technology or the widespread adoption of current technologies may also make alternative payment methods more popular. An increase in the use of any of these alternative payment methods could have a material adverse effect on the demand for checks and a material adverse effect on our business, results of operations and prospects.

Consolidation among financial institutions may adversely affect our relationships with our clients and our ability to sell our products and may therefore result in lower revenues.

Mergers, acquisitions and personnel changes at financial institutions may adversely affect our business, financial condition and results of operations. In 2004 and for the nine months ended September 30, 2005, financial institutions accounted for approximately 84% and 84%, respectively, of our revenues. The number of financial institutions has declined due to consolidation. Margin pressures arise from such consolidation as merged entities seek not only the most favorable prices formerly offered to the predecessor institutions, but also additional discounts due to the greater volume represented by the combined entity. Consolidation among financial institutions could also cause us to lose current and potential clients as such clients are, for example, acquired by financial institutions with pre-existing relationships with our competitors. This concentration greatly increases the importance of retaining our major financial institution clients and attracting significant additional clients in an increasingly competitive environment. The increase in general negotiating leverage possessed by such consolidated entities also presents a risk that new and/or renewed contracts with these institutions may not be secured on terms as favorable as those historically negotiated with these clients.

We are dependent on a few large financial institution clients, and adverse changes in our relationships with these highly-concentrated clients may adversely affect our revenues.

Our sales have been, and very likely will continue to be, concentrated among a small group of customers. In fiscal 2004 and for the nine months ended September 30, 2005, respectively, our top 20 financial institution clients represented approximately 50% and 50% of our revenues, with sales to Bank of America representing approximately 27% and 27% of our revenues. Our contract with Bank of America permits it to terminate the contract ‘‘for convenience’’ upon written notice or ‘‘for cause.’’ A significant decrease or interruption in business from Bank of America or from any of our other significant clients, or the termination of our contracts with any of our most significant clients, could have a material adverse effect on us.

Our financial results can also be adversely affected by the business practices and actions of our large clients in a number of ways, including timing, size and mix of product orders and supply chain management. Several of our contracts with our significant clients expire over the next several years. We may not be able to renew them on terms favorable to us, or at all. The loss of one or more of these clients or a shift in the demand by, distribution methods of, pricing to, or terms of sale to, one or more of these clients could materially adversely affect us. The write-off of any significant receivable due from delays in payment or return of products by any of our significant clients could also adversely impact us.

We face intense competition and pricing pressures in certain areas of our business.

The check printing industry is intensely competitive. In addition to competition from alternative payment methods, we also face considerable competition from other check printers such as John H. Harland Company, Deluxe Corporation and Custom Direct. The principal factors on which we compete are service, convenience, quality, product range and price. From time to time, some of our competitors have reduced the prices of their products in an attempt to gain greater volume and retain customers. Price reductions by these competitors have resulted in reduced profit margins for us in the past. We also experience pricing pressures from our individual customer and financial institution client demands. Such demands may include pricing decreases, prepaid incentives, rebates, revenue guarantees or a larger percentage of check revenue sharing. We may not be able to compete effectively against current and future competitors. Continued competition could result in additional price reductions, reduced profit margins, loss of customers and an increase in prepaid incentives, which are up-front cash payments to financial institutions to encourage them to sign long-term contracts upon contract execution or renewal. Any increase in prepaid incentives would be detrimental to the prospects of our business.

We may not successfully implement our business strategies or realize all of our expected cost savings.

Our business strategies include building market share, strengthening relationships with clients, achieving substantial cost savings, making technology investments, rolling out procurement initiatives, reducing general and administrative expenses and corporate overhead and engaging in other process improvements designed to reduce fixed costs.

Our business strategies also include investing in upgrading certain of the technologies that we use, including voice response systems, and investing in a state-of-the-art customer relationship management system that will enable us to more effectively deploy targeted direct marketing efforts through our contact centers and websites, increasing the success rate of our up-selling and cross-selling efforts.

We may not be able to fully implement these business strategies or realize, in whole or in part or within the time frames anticipated, the efficiency improvements or expected cost savings from these strategies. Our strategies are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Additionally, our business strategies may change from time to time. As a result, we may not be able to achieve our expected results of operations.

Our costs as a stand-alone company may exceed our estimates.

As a stand-alone company, we will incur certain costs, including, but not limited to legal, tax, risk management and other expenses. As described above under "Summary—Summary Historical and Pro Forma Consolidated Financial and Other Data" in the definition of "Adjusted EBITDA," we have estimated the incremental increase in certain costs we expect to experience as a stand-alone company. Nevertheless, our actual costs may be substantially higher than our estimates.

Interruptions or adverse changes in our vendor or supplier relationships or delivery services could have a material adverse effect on our business.

We have strong relationships with many of the country’s largest paper mills and ink suppliers. These relationships afford us certain purchasing advantages, including stable supply and favorable pricing arrangements. Our supplier arrangements are by purchase order and terminable at will at the option of either party. While we have been able to obtain sufficient paper supplies during recent paper shortages and otherwise, in part through purchases from foreign suppliers, we are subject to the risk that we will be unable to purchase sufficient quantities of paper to meet our production requirements during times of tight supply. We also rely on a single service provider for the maintenance of our digital printers. An interruption in our relationship with this service provider could compromise our ability to fulfill pending orders for checks and check-related products. Any interruption in supplies or service from these or other vendors or suppliers or delivery services could result in a disruption to our business if we are unable to readily find alternative service providers at comparable rates.

Increased production and delivery costs, such as fluctuations in paper costs, could materially adversely affect our profitability.

Increases in production costs such as paper and labor could adversely affect our profitability, our business, our financial condition and results of operations. For example, our principal raw material is paper. Any significant increase in paper prices as a result of a short supply or otherwise would adversely affect our costs. In addition, disruptions in parcel deliveries or increases in delivery rates, which are often tied to fuel prices, could also increase our costs. Our contracts with our financial institution clients may contain certain restrictions on our ability to pass on to clients increased production costs or price increases. In addition, competitive pressures in the check industry may have the effect of inhibiting our ability to reflect these increased costs in the prices of our products and services.

Softness in direct mail response rates could have an adverse impact on our operating results.

Our Direct to Consumer division has experienced declines in response and retention rates related to direct mail promotional materials. We believe that these declines are attributable to a number of factors, including the decline in check usage, the overall increase in direct mail solicitations received by our target customers, and the multi-box promotional strategies employed by us and our competitors. To offset these factors, we may have to modify and/or increase our marketing efforts, which could result in increased expense.

The profitability of our Direct to Consumer division depends in large part on our ability to secure adequate advertising media placements at acceptable rates, as well as the consumer response rates generated by such advertising. Suitable advertising media may not be available at a reasonable cost, or available at all. Furthermore, the advertising we utilize may not be effective. Competitive pricing pressure may inhibit our ability to reflect any of these increased costs in the prices of our products. We may not be able to sustain our current levels of profitability as a result.

We depend upon the talents and contributions of a limited number of individuals, many of whom would be difficult to replace, and the loss or interruption of their services could materially and adversely affect our profitability.

Our senior executive team is composed of 10 members, including Charles Dawson, our President and Chief Executive Officer. In connection with the Acquisition, we have entered into new employment agreements with certain members of our senior management team, including Charles Dawson. However, the service of these individuals may not continue or we may not be able to find individuals to replace them at the same cost to us or at all. The loss or interruption of the services of these executives could have a material adverse effect on our business, financial condition and results of operations.

Technological improvements may reduce our competitive advantage over some of our competitors, which could reduce our profits.

Improvements in the cost and quality of printing technology could enable some of our competitors to gain access to products of complex design and functionality at competitive costs. Increased competition from these competitors could force us to reduce our prices to attract and retain customers, which could reduce our profits.

Account data breaches involving stored customer data or misuse of such data could adversely affect our reputation, revenues and products.

We, our customers, and other third parties store customer account information relating to our checks. Any breach of the systems on which sensitive customer data and account information are stored or archived and any misuse by our own employees, by employees of data archiving services or by other unauthorized users of such data could lead to fraudulent activity involving our customers and our financial institution clients’ customers’ information and/or funds, damage the reputation of our brands and result in claims against us. If we are unsuccessful in defending any lawsuit involving such data security breaches or misuse, we may be forced to pay damages, which could materially and adversely affect our profitability and could have a material adverse impact on our transaction volumes, revenue and future growth prospects. In addition, such breaches could adversely affect our financial institution clients’ perception as to our reliability, and could lead to the termination of customer relations and our material contracts.

Legislation and contracts relating to consumer privacy protection could limit or harm our future business.

We are subject to the federal financial modernization law known as the Gramm-Leach-Bliley Act and the regulations implementing its privacy and information security requirements, as well as other privacy and data security federal and state laws and regulations. We are also subject to additional privacy and information security requirements in many of our contracts with financial institution clients, which are often more restrictive than the regulations. These laws, regulations and agreements require us to develop and implement policies to protect the security and confidentiality of consumers’ nonpublic personal information and to disclose these policies to consumers before a customer relationship is established and periodically thereafter. The laws, regulations, and agreements limit our ability to use our direct to consumer data in our other businesses and limit our ability to share customer information.

The Gramm-Leach-Bliley Act does not prohibit state legislation or regulations that are more restrictive on our use of data. More restrictive legislation or regulations have been introduced in the past and could be introduced in the future in Congress and the states. For example, legislation has been proposed which would require consumers to opt-in to any plan that would allow their nonpublic personal information to be disclosed. We are unable to predict whether more restrictive legislation or regulations will be adopted in the future. Any future legislation or regulations could have a negative impact on our business, results of operations or prospects. Additionally, future contracts may impose even more stringent requirements on us which could increase our operating costs, as well as interfere with the cost savings we are trying to achieve.

New laws and regulations may be adopted in the future with respect to the Internet, e-commerce or marketing practices generally relating to consumer privacy. Such laws or regulations may impede the growth of the Internet and/or use of other sales or marketing vehicles. As an example, new privacy laws could decrease traffic to our websites, decrease telemarketing opportunities and decrease the demand for our products and services. Additionally, the applicability to the Internet of existing laws governing property ownership, taxation, libel and personal privacy is uncertain and may remain uncertain for a considerable length of time.

We may be unable to protect our rights in intellectual property, and third party infringement or misappropriation may materially adversely affect our profitability.

Despite our efforts to protect our intellectual property, third parties may infringe or misappropriate our intellectual property or otherwise independently develop substantially equivalent products and services. In addition, the sale of products bearing designs licensed from third parties accounts for a significant portion of our revenues. These license agreements typically provide for the retention of ownership of the trade name, know-how or other intellectual property by the licensor and the payment of a royalty to the licensor. In general, the term of each license is short, between two and three years, and some licenses may be terminated upon a change of control. Such licenses may not be available to us indefinitely or on terms that would allow us to continue to be profitable with those products. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection could harm our business and ability to compete. We rely on a combination of trademark and copyright laws, trade secret protection and confidentiality and license agreements to protect our trademarks, software and know-how. We may be required to spend significant resources to protect our trade secrets and monitor and police our intellectual property rights.

Third parties may assert infringement claims against us in the future. In particular, there has been a substantial increase in the issuance of patents for Internet-related systems and business methods, which may have broad implications for participants in online commerce. Claims for infringement of these patents are increasingly becoming a subject of litigation. If we become subject to an infringement claim, we may be required to modify our products, services and technologies or obtain a license to permit our continued use of those rights. We may not be able to do either of these things in a timely manner or upon reasonable terms and conditions. Failure to do so could seriously harm our business, operating results and prospects as a result of lost business, increased expenses or being barred from offering our products or implementing our systems or business methods. In addition, future litigation relating to infringement claims could result in substantial costs to us and a diversion of management resources. Adverse determinations in any litigation or proceeding could also subject us to significant liabilities and could prevent us from using some of our products, services or technologies.

We are dependent upon third party providers for significant information technology needs, and an interruption of services from these providers could materially adversely affect our operations.

We have entered into agreements with third party providers for the licensing of certain software and the provision of information technology services, including software development and support services, and personal computer, telecommunications, network server and help desk services. In the event that one or more of these providers is not able to provide adequate information technology services or terminates a license or service, we would be adversely affected. Although we believe that information technology services and substantially equivalent software and services are available from numerous sources, a failure to perform or a termination by one or more of our service providers could cause a disruption in our business while we obtain an alternative source of supply and we may not be able to find such an alternative source on commercially reasonable terms, or at all.

We may experience processing errors or software defects that could harm our business and reputation.

We use sophisticated software and computing systems to process check orders for our customers. We may experience difficulties in installing or integrating our technologies on platforms used by our customers. Furthermore, certain financial institution clients have integrated their systems with ours, permitting our operators to effect certain operations directly into our financial institution clients’ customers’ accounts. Errors or delays in the processing of check orders, software defects or other difficulties could result in:

•	loss of customers;

•	additional development costs;

•	diversion of technical and other resources;

•	negative publicity; or

•	exposure to liability claims.

We face uncertainty with respect to future acquisitions and unsuitable or unsuccessful acquisitions could materially adversely affect our profitability.

We have acquired complementary businesses in the past and may pursue acquisitions of complementary businesses in the future. We cannot predict whether suitable acquisition candidates can be acquired on acceptable terms or whether future acquisitions, even if completed, will be successful. Future acquisitions by us could result in the incurrence of contingent liabilities, debt or amortization expenses relating to goodwill and other intangible assets which could materially adversely affect our business, results of operations and financial condition. Moreover, the success of any acquisition will depend upon our ability to integrate effectively the acquired businesses. The process of integrating acquired businesses may involve numerous risks, including, among others:

•	difficulties in assimilating operations and products;

•	diversion of management’s attention from other business concerns;

•	risks of operating businesses in which we have limited or no direct prior experience;

•	potential loss of our key employees or of those of the acquired businesses;

•	potential exposure to unknown liabilities; and

•	possible loss of our clients or of those of the acquired businesses.

We cannot predict whether any acquired products, technologies or businesses will contribute to our revenues or earnings to any material extent.

We may be subject to sales and other taxes which could have adverse effects on our business.

In accordance with current federal, state and local tax laws, and the constitutional limitations thereon, we currently collect sales, use or other similar taxes in state and local jurisdictions where we have a physical presence. One or more state or local jurisdictions may seek to impose sales tax collection obligations on us and other out-of-state companies which engage in remote or online commerce. Several U.S. states have recently taken various initiatives to prompt retailers to collect local and state sales taxes on purchases made over the Internet. Furthermore, tax law and the interpretation of constitutional limitations thereon is subject to change. In addition, any new operations of these businesses in states where they do not currently have a physical presence could subject shipments of goods by these businesses into such states to sales tax under current or future laws. If one or more state or local jurisdictions successfully asserts that we must collect sales or other taxes beyond our current practices, it could have a material, adverse affect on our business.

We may be subject to environmental risks, and liabilities for environmental compliance or cleanup could have a material, adverse effect on our profitability.

Our plants are subject to many existing and proposed federal, state and local laws and regulations designed to protect human health and the environment. Enforcement of these laws may require the expenditure of material amounts for environmental compliance or cleanup. We have sold former plants to third parties. In some instances, we have agreed to indemnify the buyer of the facility for certain environmental liabilities. We may also be subject to liability under environmental laws for environmental conditions at those former facilities or other locations where our wastes have been disposed. Although we are not aware of any fact or circumstance which would require the expenditure of material amounts for environmental compliance or cleanup, if environmental liabilities are discovered at our current or former printing plants, we could be required to spend material amounts for environmental compliance or cleanup.

M&F Worldwide Corp., our indirect parent company, and its principal stockholder have significant influence over us, and they could delay, deter or prevent a change of control or other business combination or otherwise cause us to take actions with which you may disagree.

MacAndrews & Forbes Holdings Inc. is a corporation wholly owned by Mr. Ronald O. Perelman. MacAndrews & Forbes Holdings Inc. directly and indirectly beneficially owned, as of September 30, 2005, approximately 38% of the outstanding common stock of M&F Worldwide Corp., our indirect parent company, which is traded on the New York Stock Exchange. In addition, the majority of our directors and two of M&F Worldwide Corp.’s directors, as well as M&F Worldwide Corp.’s senior executives, are affiliated with MacAndrews & Forbes Holdings Inc. As a result, MacAndrews & Forbes Holdings Inc. and its sole stockholder possess significant influence over our business decisions. The interests of our sole stockholder might conflict with your interests, and it may cause us to pursue transactions that, in its judgment, could enhance its equity investment, even though such transactions may involve significant risks to you.

We will be required to file quarterly, annual and other reports with the SEC, which will increase our costs and will require significant company resources and management attention.

We have not been subject to the reporting requirements of the Securities Exchange Act of 1934 or the other rules and regulations of the SEC, including the Sarbanes-Oxley Act of 2002. The indenture governing the notes will require us to provide holders quarterly, annual and other reports, and, following the completion of the exchange offer for the notes, to file such reports with the SEC. We expect to make a number of changes to our financial and management structures in order to position ourselves to be able to comply with the requirements applicable to SEC filers, including changes to corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. The costs associated with these changes could be material. We expect that we will incur additional costs in 2006 in connection with M&F Worldwide's compliance with Section 404 of the Sarbanes-Oxley Act. Compliance with the various reporting and other requirements applicable to SEC filers will also require considerable time and attention of management.

In addition, being an SEC filer could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma financial data are based on our consolidated financial statements, adjusted to give effect to the Transactions, including:

•	the completion of the Acquisition;

•	the $203.0 million cash equity contribution by M&F Worldwide Corp.;

•	the borrowing of $440.0 million under our new term loan facility;

•	the borrowing of $2.0 million under our new revolving credit facility;

•	the issuance of $175.0 million of senior notes; and

•	the incurrence of $20.0 million of estimated fees and expenses.

The pro forma balance sheet data give effect to the Transactions as if they had occurred on September 30, 2005. The unaudited pro forma statements of income data for the year ended December 31, 2004, the nine-month period ended September 30, 2005 and the twelve-month period ended September 30, 2005 give effect to the Transactions as if they had occurred on January 1, 2004.

The unaudited pro forma financial data give effect to certain pro forma adjustments which are described in the notes to these statements. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. The pro forma financial data do not purport to represent what our financial position or results of operations would have actually been had the Transactions, in fact, occurred on such dates, or to project our financial position or results of operations for any future date or period.

We have applied the purchase method of accounting to the Acquisition, and the purchase price allocation is preliminary. The final allocation will be based on a complete evaluation of the assets acquired and liabilities assumed. Accordingly, the information presented herein may differ materially from the final purchase price allocation. Those allocations are required to be finalized within one year after the completion of the Acquisition.

As a stand-alone company, we will incur certain costs, including, but not limited to costs to operate as a stand-alone public entity which we expect to be higher than the costs we have historically incurred. The unaudited pro forma financial data presented below do not reflect any adjustment for such costs. See "Risk Factors—Risks Related to our Business—We will be required to file quarterly, annual and other reports with the SEC, which will increase our costs and will require significant company resources and management attention" and "—Our costs as a stand-alone company may exceed our estimates."

The pro forma twelve month period ended September 30, 2005 has 53 weeks rather than 52 as a result of the operation of our fiscal calendar. Revenues during the additional week were approximately $11.8 million.

The unaudited pro forma financial data set forth below should be read in conjunction with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ which is included elsewhere in this exhibit.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2005
(dollars in thousands)

	Historical Novar USA		Pro Forma Adjustments		Pro Forma Novar USA
Assets
Cash and Cash Equivalents	$32,612		$(32,612)	(1)	$—
Accounts Receivable	25,483		—		25,483
Inventories	12,195		4,818	(1)	17,013
Prepaid Expenses and Other Current Assets	9,822		—		9,822
Income Taxes	3,128		34,871	(1)	37,999
Total Current Assets	83,240		7,077		90,317
Property and Equipment	95,980		—		95,980
Goodwill	323,301		50,094	(1)	373,395
Intangible Assets	534,399		18,289	(1)	552,688
Note Receivable from Affiliate	24,803		(24,803)	(1)	—
Other Assets	40,122		14,500	(2)	54,622
Total Assets	$1,101,845		$65,157		$1,167,002
Liabilities and Stockholder’s Equity
Accounts Payable	$28,733		$—		$28,733
Accrued Expenses	38,025		—		38,025
Current Portion of Long-Term Debt	—		15,000	(2)	15,000
Payable to Affiliates	9,419		(9,419)	(1)	—
Income Taxes Payable	34,871		—		34,871
Total Current Liabilities	111,048		5,581		116,629
Long-Term Debt	—		602,000	(2)	602,000
Notes Payable to Parent	10,613		(10,613)	(1)	—
Other Deferred Liabilities	18,476	(3)	—		18,476	(3)
Deferred Income Taxes	212,504		14,393	(1)	226,897
Total Liabilities	352,641		611,361		964,002
Stockholder's Equity	749,204		(546,204	)(4)	203,000
Total Liabilities and Stockholder's Equity	$1,101,845		$65,157		$1,167,002

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
(dollars in thousands)

(1)	Reflects the preliminary allocation of the purchase price over the estimated fair value of assets acquired and liabilities assumed in the Acquisition, as follows:

Purchase price (including estimated fees and expenses of $5,500)		$805,500
Historical stockholder's equity		(749,204)
Less net asset value acquired:
Cash transferred to Honeywell	(32,612)
Inventories	4,818
Indemnity from Honeywell related to pre-closing tax liabilities	34,871
Intangible assets	18,289
Elimination of note receivable from affiliate	(24,803)
Elimination of payables to parent and affiliates	20,032
Deferred income taxes	(14,393)
	6,202	(6,202)
Estimated purchase price allocated to goodwill		$50,094

(2)	Reflects the debt financing of the Acquisition and related estimated fees and expenses of $14,500:

New revolving credit facility	$2,000
New term loan facility, net of current maturities	425,000
Senior notes	175,000
Total long-term debt	602,000
New term loan facility – current maturities	15,000
Total debt issued	$617,000

(3)	Includes $6,540 of capital lease obligations.

(4)	Reflects the elimination of historical stockholder's equity and the $203,000 equity contribution by M&F Worldwide.

Unaudited Pro Forma Condensed Consolidated Statement of Income
Year Ended December 31, 2004
(dollars in thousands)

	Historical Novar USA	Pro Forma Adjustments		Pro Forma Novar USA
Revenues	$607,603	$—		$607,603
Operating Expenses
Cost of Sales	353,074	35,807	(1)	388,881
Selling, General and Administrative Expenses	147,518	1,841	(2)	149,359
Total Operating Expenses	500,592	37,648		538,240
Operating Income	107,011	(37,648)		69,363
Interest Expense, net	19,149	33,293	(3)	52,442
Income Before Income Taxes	87,862	(70,941)		16,921
Provisions for Federal and State Income Taxes	23,444	(16,929)	(4)	6,515
Net Income	$64,418	$(54,012)		$10,406
Other Financial Data
Depreciation and Amortization	$23,257			$60,734

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Income
Nine Months Ended September 30, 2005
(dollars in thousands)

	Historical Novar USA		Pro Forma Adjustments		Pro Forma Novar USA
	Predecessor	Successor
	Three Months Ended March 31, 2005	Six Months Ended September 30, 2005			Nine Months Ended September 30, 2005
Revenues	$154,429	$311,353	$—		$465,782
Operating Expenses
Cost of Sales	91,126	206,151	4,781	(1)	302,058
Selling, General and Administrative Expenses	39,177	70,355	975	(2)	110,507
Total Operating Expenses	130,303	276,506	5,756		412,565
Operating Income	24,126	34,847	(5,756)		53,217
Interest Expense, net	5,597	2,558	30,428	(3)	38,583
Income Before Income Taxes	18,529	32,289	(36,184)		14,634
Provisions for Federal and State Income Taxes	7,552	13,085	(15,003)	(4)	5,634
Net Income	$10,977	$19,204	$(21,181)		$9,000
Other Financial Data
Depreciation and Amortization	$5,724	$29,886			$45,303

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Income
Twelve Months Ended September 30, 2005
(dollars in thousands)

	Historical Novar USA		Pro Forma Adjustments		Pro Forma Novar USA
	Predecessor	Successor
	Six Months Ended March 31, 2005	Six Months Ended September 30, 2005			Twelve Months Ended September 30, 2005
Revenues	$312,818	$311,353	$—		$624,171
Operating Expenses
Cost of Sales	183,446	206,151	13,526	(1)	403,123
Selling, General and Administrative Expenses	83,941	70,355	485	(2)	154,781
Total Operating Expenses	267,387	276,506	14,011		557,904
Operating Income	45,431	34,847	(14,011)		66,267
Interest Expense, net	11,242	2,558	37,791	(3)	51,591
Income Before Income Taxes	34,189	32,289	(51,802)		14,676
Provisions for Federal and State Income Taxes	10,222	13,085	(17,657)	(4)	5,650
Net Income	$23,967	$19,204	$(34,145)		$9,026
Other Financial Data
Depreciation and Amortization	$12,075	$29,886			$61,129
EBITDA(a)	57,506	64,733			127,396

(a)	The following table is a reconciliation of net income to EBITDA for the periods presented above:

	Historical Novar USA		Pro Forma Novar USA
	Predecessor	Successor
	Six Months Ended March 31, 2005	Six Months Ended September 30, 2005	Twelve Months Ended September 30, 2005
Net Income	$23,967	$19,204	$9,026
Interest Expense, net	11,242	2,558	51,591
Provisions for Federal and State Income Taxes	10,222	13,085	5,650
Depreciation and Amortization	12,075	29,886	61,129
EBITDA	$57,506	$64,733	$127,396

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income
(dollars in thousands)

(1)	Adjustments to cost of goods sold resulting from the preliminary allocation of the purchase price in the Acquisition:

	Year Ended December 31, 2004	Nine Months Ended September 30, 2005	Twelve Months Ended September 30, 2005
Amortization of intangible assets	$34,938	$9,280	$17,811
Additional depreciation of property, plant and equipment	1,058	370	627
Reversal of fair value adjustment to inventory related to Honeywell's purchase accounting	—	(4,818)	(4,818)
Amortization of unfavorable lease	(189)	(51)	(94)
Adjustments to cost of goods sold	$35,807	$4,781	$13,526

The fiscal year ended December 31, 2004 does not include an estimated fair value adjustment to inventory that would have increased cost of goods sold by approximately $4,818, because such adjustment is not expected to be recurring. We expect that, following the Acquisition, we will make a similar adjustment to the fair value of our inventory.

(2)	Adjustments to selling, general and administrative expenses from the preliminary allocation of the purchase price in the Acquisition, parent company services and additional compensation expense related to new employment agreements with management that were entered into in connection with the Acquisition.

	Year Ended December 31, 2004	Nine Months Ended September 30, 2005	Twelve Months Ended September 30, 2005
Stand-alone costs (a)	$1,855	$1,391	$1,855
Elimination of management fees of prior parent companies	(1,684)	(510)	(2,194)
Amortization of fair value adjustment to software from purchase accounting	1,670	94	824
Adjustments to selling, general and administrative expenses	$1,841	$975	$485

(a)	Reflects management's estimate of additional costs to replace the legal, tax, risk management and other services provided by our parent companies and to adjust the compensation of certain executives who, in connection with the Acquisition, have entered into employment agreements that will become effective upon completion of the Acquisition. Does not reflect certain additional annual costs required to operate as a stand-alone public entity, as described and estimated at $650 per annum under "Summary—Summary Historical and Pro Forma Consolidated Financial and Other Data" in the definition of "Adjusted EBITDA." See "Risk Factors— Risks Related to our Business—We will be required to file quarterly, annual and other reports with the SEC, which will increase our costs and will require significant company resources and management attention" and "—Risks Related to our Business—Our costs as a stand-alone company may exceed our estimates."

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income
(dollars in thousands)

(3)	Reflects adjustments to interest expense related to the financing of the Acquisition and elimination of historical interest expense on notes payable to parent as follows:

	Year Ended December 31, 2004	Nine Months Ended September 30, 2005	Twelve Months Ended September 30, 2005
New credit facilities and notes	$52,442	$38,551	$51,558
Elimination of historical interest expense on notes payable to parent	(19,149)	(8,123)	(13,767)
Adjustments to interest expense	$33,293	$30,428	$37,791

A 1/8% change in interest rates would have the following effect on pro forma interest expense:

	Year Ended December 31, 2004	Nine Months Ended September 30, 2005	Twelve Months Ended September 30, 2005
New credit facilities and notes	$862	$633	$847

(4)	Reflects the tax benefits of the pro forma adjustments at an effective rate of 38.5%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion regarding our financial condition and results of operations for the successor period from April 1, 2005 to September 30, 2005 and the predecessor three months ended March 31, 2005, nine months ended September 30, 2004, and the fiscal years ended December 31, 2004, 2003 and 2002 should be read in connection with the other financial information included elsewhere in this exhibit.

Business Overview

We are one of the three largest providers of checks and check-related products and services in the United States based on revenues, and we are a leading provider of direct marketing services to financial institutions. We serve over 3,200 financial institutions through our Clarke American and Alcott Routon brands and over 3.7 million consumers and 700 businesses through our CITM and B2Direct brands. In the twelve months ended September 30, 2005, we fulfilled over 50 million check orders and provided check-related products and other services through 18 million direct contacts with consumers and business checking account holders through our contact centers and websites. We have an industry leading reputation for quality and have won several third party and customer awards.

Our two main business divisions are the Financial Institution division (84% of our revenues for the nine months ended September 30, 2005) and the Direct to Consumer division (16% of our revenues for the nine months ended September 30, 2005). Customers ordering through our Financial Institution division order checks from our financial institution clients, and we manage that check order process on their behalf. Our Direct to Consumer division serves customers who prefer to order checks directly from a check provider.

Presentation of Financial Information

Acquisition by Honeywell and Reorganization of Assets under Common Control.    Effective April 1, 2005, we were acquired by Honeywell International Inc., when a subsidiary of Honeywell purchased all of the outstanding stock of Novar plc. Novar plc held a number of businesses, including the one we operate. Novar USA Inc., which currently holds our business, was a subsidiary of Novar plc. On May 5, 2005, Honeywell reorganized the business of Novar plc so that other businesses formerly held by Novar USA were transferred out of Novar USA, with our business remaining as the only one held by Novar USA. The financial information presented and discussed in this exhibit is that of Novar USA, giving effect to the acquisition by Honeywell and the subsequent reorganization.

Our predecessor was not a separate, stand-alone company from Novar plc during the fiscal years ended December 31, 2002, 2003 and 2004 or for the nine months ended September 30, 2004 or three months ended March 31, 2005, and we were not a separate, stand-alone company from Honeywell during the six months ended September 30, 2005. The financial information for those periods has been prepared as if we and our predecessor had existed as a stand-alone company for the periods presented. All of the financial information included in this exhibit reflects balances that were directly attributable to the business we operate. However, certain amounts of the corporate expenses of our parent company that were incurred while we or our predecessor were not a stand-alone company, including legal, tax, accounting, risk management, infrastructure and other costs, although not directly attributable to our business, have been allocated to us on a basis we, our predecessor and the relevant parent company believed to be a reasonable reflection of the benefits received. Nevertheless, the costs as allocated to us or our predecessor are not necessarily indicative of the costs that we would have incurred if we had performed these functions as a stand-alone entity. For this reason, the financial information included in this exhibit does not necessarily reflect our financial position, results of operations, changes in stockholder's deficit and cash flows in the future or what they would have been if we or our predecessor, as the case may be, had been a separate, stand-alone entity during the periods presented.

Presentation of Separate Predecessor and Successor Periods.    As a result of the acquisition by Honeywell and the resulting change in ownership, under GAAP we are required to present separately our operating results for the predecessor period within the nine months ended September 30, 2005 (January 1, 2005 through March 31, 2005) and the successor period in the nine months ended September 30, 2005 (April 1, 2005 through September 30, 2005). The results of operations for the successor period from April 1, 2005 through September 30, 2005 reflect the allocation, in accordance with Statement of Financial Accounting Standards No. 141, ‘‘Business Combinations,’’ of the purchase price paid by Honeywell to our assets and the corresponding increase in the carrying value of those assets that resulted in higher depreciation and amortization expenses in the successor period. Nevertheless, in the following discussion, the combined results of operations from the predecessor and successor periods in the nine months ended September 30, 2005 is compared to the predecessor’s results of operations in the nine months ended September 30, 2004. Management believes this is the most informative way to present and discuss our results of operations. All financial information as of and for the fiscal years ended December 31, 2004, 2003 and 2002 is presented as predecessor periods in accordance with GAAP.

Related Party Financing Activities. Substantially all of the interest income and interest expense in all periods presented relates to long-term notes payable to and other notes receivable from the relevant parent company and other related parties. Most of the cash used in and provided by financing activities in all periods presented were also associated with related party financing activities, such as the repayment and incurrence of notes to affiliates and dividend payments to affiliates. All but $10.6 million of related party notes payable and $24.8 million of related party receivables had been retired as of September 30, 2005, and we expect that the remainder will be retired by the completion of the Acquisition. In addition, a significant portion of our incremental cash from operating activities in the nine months ended September 30, 2005 was generated by transactions with affiliates, which we do not expect will continue after the completion of the Acquisition. Accordingly, interest income, interest expense, cash from operating activities and cash used in financing activities for historical periods may not be indicative of our future performance.

Impact of the Transactions. In connection with the Acquisition by M&F Worldwide Corp., we will be incurring significant indebtedness, including $175.0 million of notes, $440.0 million of borrowings under our new term loan facility and $2.0 million of borrowings under our new revolving credit facility. Therefore, we expect that our interest expense will be significantly higher following the Transactions than in prior periods.

Prior to the Transactions, we have not been subject to reporting requirements under the Securities Exchange Act of 1934, but following the Transactions, as a result of the exchange offer for the notes and because of covenants in the indenture governing the notes, we will become a filer of Securities Exchange Act of 1934 periodic and current reports. As a result, we anticipate that our selling, general and administrative expense following the Transactions will be higher than in prior periods. See ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information’’ for more information regarding the pro forma effects of the Transactions.

In addition, the Acquisition will be accounted for as a purchase, in accordance with the provisions of SFAS No. 141, which will result in new valuations for our consolidated assets and liabilities based on fair values as of the date of the Acquisition. These new valuations will be finalized within one year after the closing of the Acquisition. We anticipate that the allocation of the purchase price in the Acquisition will result in higher depreciation and amortization expense in the periods following the Acquisition compared to the predecessor periods. See ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information.’’

Restructuring Charges

We have taken restructuring actions in the past in an effort to achieve manufacturing and contact center efficiencies and cost savings. Past actions have included manufacturing plant closures, contact center consolidations and staffing reductions. Restructuring expenses incurred for the years 2002, 2003 and 2004 were $2.6 million, $6.3 million and $0.7 million, respectively. We anticipate continued restructuring actions, where appropriate, to realize process efficiencies and remain competitive in the marketplace. For the first nine months of 2005, we incurred restructuring expenses of $2.0 million; and we expect to incur restructuring expenses of approximately $0.4 million in the fourth quarter of 2005.

Line Items Presented

Revenues. Revenues include amounts billed by our Financial Institution division to financial institution clients and amounts billed by our Direct to Consumer division to customers for products, services, shipping and handling. Revenues are presented net of rebates, discounts and amortization of prepaid rebates.

Cost of sales. Our cost of sales consists of direct material, delivery and other manufacturing costs, including labor and overhead, depreciation and amortization expense with respect to manufacturing assets, fixed asset depreciation, amortization of intangible assets, and reserves for obsolete and slow-moving inventory. Cost of sales also includes costs incurred in our contact centers, including labor, depreciation and overhead.

Selling, general and administrative expenses. Our selling, general and administrative expenses consist of selling expense (which includes sales staff salaries and bonuses), advertising and promotion (which includes direct marketing expenses) and administrative expense (which includes corporate expenses and bonuses). In addition, SG&A also includes depreciation and amortization with respect to certain corporate administrative assets and information technology infrastructure costs.

Economic and Other Factors Affecting our Business

The largest factor impacting the check industry is the continuing decrease in the number of checks written per household. Our management estimates that the U.S. check industry generated approximately $3.0 billion in revenue during 2004, making the U.S. the largest check market in the world. The check industry has two main segments: the financial institution segment and the direct segment. The market for check products and related services sold through financial institutions is estimated at approximately $1.7 billion in 2004 check printing revenue, and the direct to consumer and direct to business market segment represents approximately $1.3 billion. We compete in these market segments primarily with Deluxe Corporation, John H. Harland Company and Custom Direct.

We believe the number of checks printed is driven by the number of checks written, the number of new checking accounts opened and reorders reflecting changes in consumers’ personal situations, such as name or address. Checks written remain the largest form of non-cash payment in the U.S., representing more transactions than credit and debit transactions combined. According to the 2004 Federal Reserve Payments Study, the total number of all non-cash payments (including checks and electronic payments) in the U.S. has increased from approximately 72.5 billion in 2000 to approximately 81.2 billion in 2003. According to Global Concepts, Inc., an independent consulting firm hired by the Federal Reserve to analyze check writing patterns, the number of checks written has declined approximately 4.0% annually from 2000 to 2003, and is forecast to decline by approximately 3.7% annually from 2004 to 2009.

Our Financial Institution division’s operating results are also modestly impacted by consumer confidence and employment. Consumer confidence directly correlates with consumer spending, while employment also impacts revenues through the number of new checking accounts being opened. To a lesser degree, business confidence impacts a portion of the Financial Institution division.

Our Direct to Consumer division’s operating results are also driven by consumer confidence and employment. Consumer confidence directly correlates with consumer spending, while employment also impacts revenues through the number of new checking accounts opened.

We have also experienced significant pricing pressure as competitors seek to increase volumes through market share gains. In the Financial Institution division, consolidation among financial institutions also contributes to pricing pressures as newly combined financial institutions often seek additional price concessions. In addition, financial institution consolidation may result in the addition or loss of a client when the consolidation involves financial institutions served by our competitors. In our Direct to Consumer division, softening customer response rates to direct mail advertisements have negatively impacted our volumes. We are responding to these challenges by gaining market share, expanding our long-term relationships with financial institutions and increasing revenue per order.

Results of Operations—Consolidated

Six months ended September 30, 2005 of the successor and three months ended March 31, 2005 of the predecessor compared to nine months ended September 30, 2004 of the predecessor

Revenues

	Predecessor	Predecessor	Successor	Combined
$ in thousands	Nine Months Ended September 30, 2004	Three Months Ended March 31, 2005	Six Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Revenues	$449,214	$154,429	$311,353	$465,782

The 3.7% increase in revenues was driven by a slight increase in unit volume and a 3.0% increase in revenue per unit. The 0.7% increase in unit volume was largely attributable to growth in the Financial Institution division, largely offset by volume declines in the Direct to Consumer division. Revenues per unit increased in both the Financial Institution division (which included the full year impact of Alcott Routon, which we acquired in March 2004) and the Direct to Consumer division.

Cost of Sales

	Predecessor	Predecessor	Successor	Combined
$ in thousands	Nine Months Ended September 30, 2004	Three Months Ended March 31, 2005	Six Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Cost of Sales	$260,754	$91,126	$206,151	$297,277
Gross Margin %	42.0%	41.0%	33.8%	36.2%

Gross margin declined 5.8 percentage points in 2005 to 36.2%. Included in 2005 is $22.2 million of incremental cost of sales related to the fair value adjustments to assets recorded in the Honeywell acquisition effective April 1, 2005, which accounted for 4.8 percentage points of the gross margin declines. A further 0.4 percentage points of this difference was attributable to an incremental $2.9 million of legal settlements received in 2004 against which no costs were incurred.

Selling, General and Administrative Expenses

	Predecessor	Predecessor	Successor	Combined
$ in thousands	Nine Months Ended September 30, 2004	Three Months Ended March 31, 2005	Six Months Ended September 30, 2005	Nine Months Ended September 30, 2005
SG&A	$102,754	$39,177	$70,355	$109,532
Percent of revenues	22.9%	25.4%	22.6%	23.5%

SG&A, as a percentage of revenues, grew 0.6 percentage points to 23.5%. Included in 2005 are charges for a stock option plan that was accelerated and terminated, resulting in $3.4 million of incremental expenses as a result of the Honeywell acquisition. Additionally, as part of the acquisition of Alcott Routon in March 2004, a contingent performance bonus of $1.8 million was accrued in 2005.

Interest Expense, net

	Predecessor	Predecessor	Successor	Combined
$ in thousands	Nine Months Ended September 30, 2004	Three Months Ended March 31, 2005	Six Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Interest Expense, net	$(13,504)	$(5,597)	$(2,558)	$(8,155)

Substantially all interest income and interest expense for the nine months ended September 30, 2004 and 2005, were realized or incurred in connection with related party transactions. See "—Presentation of Financial Information—Related Party Financing Activities." Interest expense, net declined by $5.3 million, primarily as the result of retiring related party debt.

Provision for Federal and State Income Taxes

	Predecessor	Predecessor	Successor	Combined
$ in thousands	Nine months Ended September 30, 2004	Three months Ended March 31, 2005	Six months Ended September 30, 2005	Nine months Ended September 30, 2005
Statutory tax expense	$25,271	$6,485	$11,303	$17,788
Provision for state income taxes, net of federal benefit and other	4,355	763	1,022	1,785
Subtotal	29,626	7,248	12,325	19,573
Establishment (release) of liabilities for uncertain tax positions	(8,852)	304	760	1,064
Total income tax expense	$20,774	$7,552	$13,085	$20,637
Effective tax rates:
Statutory tax expense	35.0%	35.0%	35.0%	35.0%
Provision for state income taxes, net of federal benefit and other	6.0%	4.1%	3.2%	3.5%
Subtotal	41.0%	39.1%	38.2%	38.5%
Establishment (release) of liabilities for uncertain tax positions	(12.2%)	1.7%	2.3%	2.1%
Effective income tax rate	28.8%	40.8%	40.5%	40.6%

The effective tax rate increased 11.8 percentage points in 2005 to 40.6%. The majority of this increase is attributable to a change in accrued liabilities for uncertain tax positions, including a release of $8.9 million of excess accruals in 2004 and incremental accruals of $1.1 million in 2005, which accounted for an increase of 14.4 percentage points in the effective tax rate. These releases or additional accruals for uncertain tax positions are made based upon annual reviews of potential tax liabilities. As part of the Acquisition, Honeywell agreed to provide indemnification for liabilities on uncertain tax positions that relate to pre-Acquisition periods.

Predecessor Fiscal Year 2004 Compared to Fiscal Year 2003 and Fiscal Year 2003 Compared to Fiscal Year 2002

Revenues

	$ in thousands
	2002	2003	2004
Revenues	$551,837	$572,168	$607,603

In 2004, the 6.2% increase in revenues was driven by a 6.0% increase in unit volume and a 0.2% increase in revenue per unit. The increase in unit volume was largely attributable to growth in the Financial Institution division partially offset by volume declines in the Direct to Consumer division. Revenues per unit increased primarily due to improvements in the Direct to Consumer division and the contribution from the Alcott Routon acquisition in March 2004 largely offset by the impact of growth from large financial institution clients which typically enjoy more favorable pricing terms, and competitive pricing pressures in the Financial Institution division.

In 2003, the 3.7% increase in revenues was driven by a 1.6% increase in unit volume and a 2.1% increase in revenue per unit. The increase in unit volume was largely attributable to growth in the Financial Institution division, partially offset by volume declines in the Direct to Consumer division. Revenues per unit increased in both the Financial Institution and Direct to Consumer divisions.

Cost of Sales

	$ in thousands
	2002	2003	2004
Cost of Sales	$335,702	$340,661	$353,074
Gross Margin %	39.2%	40.5%	41.9%

In 2004, gross margin improved 1.4 percentage points to 41.9%. This improvement in gross margin was due primarily to cost reduction initiatives, including procurement savings, production efficiencies and the full year impact of facilities closed in 2003. In addition, a $4.3 million decline in restructuring expenses contributed to gross margin improvement.

In 2003, gross margin improved by 1.3 percentage points to 40.5%. The improvement in gross margin was driven by a 2.1% increase in revenues per unit and cost reduction initiatives including the closure of four production plants and one contact center, procurement initiatives and a change in package quantities. Partially offsetting these savings was a $2.9 million increase in restructuring expenses.

Selling, General and Administrative Expenses

	$ in thousands
	2002	2003	2004
Selling, General and Administrative Expenses	$121,277	$130,252	$147,518
Percent of revenues	22.0%	22.8%	24.3%

In 2004, SG&A, as a percentage of revenues, increased 1.5 percentage points to 24.3%. This growth in SG&A, as a percent of revenues, was largely attributable to incremental stock-based compensation of $4.7 million, the addition of Alcott Routon (which experiences a higher SG&A percentage) in March 2004 and increases in information technology and advertising and promotion expenses.

In 2003, SG&A, as a percentage of revenues, grew 0.8 percentage points to 22.8%. This growth in SG&A, as a percent of revenues, was largely attributable to an increase in company-wide bonuses of $3.6 million due to a relatively low payout in 2002 and incremental stock-based compensation expense of $1.1 million.

Interest Expense, net

	$ in thousands
	2002	2003	2004
Interest Expense, net	($10,925)	($25,692)	($19,149)

Substantially all interest income and interest expense for 2002, 2003 and 2004 were realized or incurred in connection with related-party transactions. See "—Presentation of Financial Information—Related Party Financing Activities."

In 2004, interest expense, net declined by $6.5 million, primarily as the result of retiring related party debt.

In 2003, interest expense, net increased by $14.8 million, primarily as the result of increased financing expenses associated with foreign currency hedging.

Provision for Federal and State Income Taxes

$ in thousands	2002	Effective tax rate	2003	Effective tax rate	2004	Effective tax rate
Statutory tax expense	$29,377	35.0%	$26,447	35.0%	$30,752	35.0%
Provision for state income taxes, net of federal benefit and other	2,929	3.5%	3,557	4.7%	5,290	6.0%
Subtotal	32,306	38.5%	30,004	39.7%	36,042	41.0%
Establishment (release) of liabilities for uncertain tax positions	13,125	15.6%	9,707	12.9%	(12,598)	(14.3%)
Total tax expense	$45,431	54.1%	$39,711	52.6%	$23,444	26.7%

In 2004, the effective tax rate declined 25.9 percentage points to 26.7%. The majority of the decrease is attributable to a change in accrued liabilities for uncertain tax positions, including additional accruals recorded of $9.7 million in 2003 and the release of $12.6 million of reserves in 2004 that together accounted for a decline of 27.2 percentage points in the effective tax rate. These releases or additional accruals for uncertain tax positions are made based upon annual reviews of potential tax liabilities. As part of the Acquisition, Honeywell agreed to provide indemnification for liabilities on uncertain tax positions that relate to pre-Acquisition periods.

In 2003, the effective tax rate declined 1.5 percentage points to 52.6%. The majority of this decrease is attributable to changes in accrued liabilities for uncertain tax positions, including additional accruals recorded in both 2003 and 2002 for $9.7 million and $13.1 million, respectively, that together accounted for a decline of 2.7 percentage points in the effective rate. These releases or additional accruals for uncertain tax positions are made based upon annual reviews of potential tax liabilities. As part of the Acquisition, Honeywell agreed to provide indemnification for liabilities on uncertain tax positions that relate to pre-Acquisition periods.

Results of Operations—Review of Business Segments

Six months ended September 30, 2005 of the successor and three months ended March 31, 2005 of the predecessor compared to nine months ended September 30, 2004 of the predecessor

	Predecessor	Predeccessor	Successor	Combined
$ in thousands	Nine months Ended September 30, 2004	Three months Ended March 31, 2005	Six months Ended September 30, 2005	Nine months Ended September 30, 2005
Consolidated Revenue
Financial Institution	$377,320	$129,656	$263,278	$392,934
Direct to Consumer	71,894	24,773	48,075	72,848
Total	$449,214	$154,429	$311,353	$465,782
Operating Income
Financial Institution	$76,281	$20,716	$33,435	$54,151
Direct to Consumer	9,515	3,447	1,461	4,908
Other(1)	(90)	(37)	(49)	(86)
Total	$85,706	$24,126	$34,847	$58,973

(1)	Other represents general and administrative expenses of holding companies that are not allocated to the divisions.

Financial Institution Division

Our Financial Institution division is a leading provider to the financial institution segment of the industry through its Clarke American and Alcott Routon brands, serving more than 3,200 U.S financial institutions. The Financial Institution division serves financial institutions that vary greatly in size, geographic range of operations, complexity of required services, technological capability and marketing sophistication. The Financial Institution division typically contracts with financial institutions as a sole supplier with contract terms generally ranging from three to five years.

	Predecessor	Predecessor	Successor	Combined
$ in thousands	Nine months Ended September 30, 2004	Three months Ended March 31, 2005	Six months Ended September 30, 2005	Nine months Ended September 30, 2005
Revenues	$377,320	$129,656	$263,278	$392,934
Operating income	$76,281	$20,716	$33,435	$54,151
Percent of revenues	20.2%	16.0%	12.7%	13.8%

Revenues

The 4.1% increase in revenues in 2005 was driven by increased unit volume and increased revenues per unit attributable to the full year impact and strong organic growth from Alcott Routon, which we acquired on March 31, 2004. The increase in unit volume was largely attributable to the addition of two large financial institution clients. Revenue per unit declines attributable to competitive pricing pressures were largely offset by increased units through our preferred channels, which generally generate higher revenues per unit than orders placed through our other order channels.

Operating Income

Operating income as a percentage of revenues declined 6.4 percentage points in 2005 to 13.8%. Included in 2005 is $16.8 million of incremental cost of sales and intangible and other amortization related to the Honeywell acquisition effective April 1, 2005, which accounted for 4.3 percentage points of the decline. Also included in 2005 results are a number of significant one-time expenses. In connection with the Honeywell acquisition, an existing stock option plan was accelerated and terminated, resulting in $3.4 million of incremental expenses in 2005. Additionally, as part of the acquisition of Alcott Routon, a contingent performance bonus of $1.8 million was accrued in 2005.

Direct to Consumer Division

Our Direct to Consumer division is the third largest provider in the direct-to-consumer segment. Our CITM and B2Direct brands serve over 3.7 million consumers and 700 businesses, respectively. In addition to checks and check-related products, we also offer check programs, customized business kits and treasury management supplies to retail corporations and direct selling organizations under our B2Direct brand.

	Predecessor	Predeccessor	Successor	Combined
$ in thousands	Nine months Ended September 30, 2004	Three months Ended March 31, 2005	Six months Ended September 30, 2005	Nine months Ended September 30, 2005
Revenues	$71,894	$24,773	$48,075	$72,848
Operating income	$9,515	$3,447	$1,461	$4,908
Percent of revenues	13.2%	13.9%	3.0%	6.7%

Revenues

The 1.3% increase in revenues in 2005 was driven by increased revenues per unit partially offset by declines in unit volume. The decrease in unit volume was largely attributable to industry check usage declines and lower customer response rates to direct mail advertisements. Revenues per unit increased largely due to improvements in upselling premium products and services.

        Operating Income

For the nine months ended September 30, 2005, operating income as a percentage of revenues declined 6.5 percentage points to 6.7%. Included in 2005, is $5.5 million of incremental intangible and other amortization related to the Honeywell acquisition effective April 1, 2005, which accounted for a 7.5 percentage point decline in operating income as a percentage of revenues. Partially offsetting this decline were cost reductions, including improvements in manufacturing technology and selective outsourcing.

Predecessor Fiscal 2004 Compared to Fiscal 2003 and Fiscal 2003 Compared to Fiscal 2002

	$ in thousands
	2002	2003	2004
Revenues
Financial Institution Division	$457,507	$478,412	$509,814
Direct to Consumer Division	94,330	93,756	97,789
Total	$551,837	$572,168	$607,603
Operating Income
Financial Institution Division	$84,045	$90,202	$95,402
Direct to Consumer Division	12,727	11,200	12,402
Other(1)	(1,914)	(147)	(793)
Total	$94,858	$101,255	$107,011

(1)	Other represents general and administrative expenses of holding companies that are not allocated to the divisions.

Financial Institution Division

	$ in thousands
	2002	2003	2004
Revenues	$457,507	$478,412	$509,814
Operating income	$84,045	$90,202	$95,402
Percent of revenues	18.4%	18.9%	18.7%

Revenues

In 2004, the 6.6% increase in revenues was driven by increased unit volume and increased revenue per unit attributable to the acquisition of Alcott Routon in March 2004, which contributed $8.9 million in revenues. The increase in unit volume was largely attributable to the full year impact of additional business awarded by a large financial institution client in August 2003 and organic growth among our large financial institution clients. Revenue per unit declines attributable to competitive pricing pressures were largely offset by increased units through our preferred channels, which generally generate higher revenues per unit than orders placed through other order channels.

In 2003, the 4.6% increase in revenues was driven by increased unit volume and higher revenue per unit. The increase in unit volume was largely attributable to additional business awarded by a large financial institution client in August 2003 and growth in our large financial institution clients. Revenues per unit increased primarily due to increased orders through our preferred channels partially offset by price declines due to competitive pricing pressures and growth from large financial institution clients.

Operating Income

In 2004, operating income as a percentage of revenues declined 0.2 percentage points to 18.7%. The decrease in profit relative to revenues growth was largely attributable to a decline in revenues per unit and an increase in selling general and administrative expenses largely offset by incremental cost reduction initiatives and reduced restructuring costs.

In 2003, operating income as a percentage of revenues improved 0.5 percentage points to 18.9%. The improvement in operating income relative to revenues was largely attributable to an increase in revenues per unit and cost reduction initiatives including the closure of four production plants and one contact center. Partially offsetting these improvements were increased restructuring costs and SG&A expenses due to an increase in company-wide bonuses offsetting a relatively low payout in 2002.

Direct to Consumer Division

	$ in thousands
	2002	2003	2004
Revenues	$94,330	$93,756	$97,789
Operating income	$12,727	$11,200	$12,402
Percent of revenues	13.5%	12.0%	12.7%

Revenues

In 2004, the 4.3% increase in revenues was driven by increased revenues per unit partially offset by a decline in unit volume. Revenue per unit increased primarily due to improved sales of premium priced products and accessories. We believe the decrease in unit volume was largely attributable to industry check usage declines and lower customer response rates to direct mail advertisements.

In 2003, the 0.6% decline in revenues was driven by decreased unit volume partially offset by increased revenues per unit. Revenues per unit increased primarily due to the implementation of service fees for orders placed through our contact centers. We believe the decrease in unit volume was largely attributable to industry check usage declines and lower customer response rates to direct mail advertisements partially offset by growth from large retail and direct-selling clients.

Operating Income

In 2004, operating income as a percentage of revenues improved 0.7 percentage points to 12.7%. The improvement in operating income relative to revenue was largely attributable to an increase in revenues per unit and cost reduction initiatives including improvements in manufacturing technology and selected outsourcing.

In 2003, operating income as a percentage of revenues decreased 1.5 percentage points to 12.0%. The decrease in profit relative to revenues was largely attributable to implementation costs related to improvements in manufacturing technology, increased benefit costs and incremental stock option compensation expense partially offset by increased revenues per unit.

Liquidity and Capital Resources

The funding of the Acquisition will require a significant amount of liquidity. Approximately $820.0 million of cash will be required to acquire Novar USA Inc.’s capital stock and pay fees and expenses associated with the Transactions. The following arrangements are intended to provide the necessary funding for the Acquisition:

•	Equity Contribution—M&F Worldwide Corp. will contribute $203.0 million in cash to us through CA Acquisition Holdings, Inc.

•	New Revolving Credit Facility—We expect to enter into a new $40.0 million revolving credit facility, under which we expect to borrow approximately $2.0 million, the terms of which are described below.

•	New Term Loan Facility—We expect to enter into a new term loan facility of $440.0 million, the terms of which are described below.

•	New Senior Notes—We expect to issue $175.0 million of senior notes.

See "Risk Factors—Risks Related to our Substantial Indebtedness—We will have substantial indebtedness following the Transactions, which could adversely affect our ability to operate our business and prevent us from fulfilling our obligations under our indebtedness."

Long-Term Debt

Concurrent with the completion of the Acquisition, we, as borrower, expect to enter into new senior secured credit facilities which are expected to provide for a revolving credit facility in an amount of $40.0 million with a term of five years from the date the Acquisition is completed and a $440.0 million term loan which is expected to mature six years after the Acquisition is completed. Portions of our new revolving credit facility to be determined are expected to be available for the issuance of letters of credit and swing line loans.

A number of the terms of our new credit facilities described below are still being finalized and may therefore differ from those described in this exhibit. All obligations under our new credit facilities are expected to be guaranteed by our direct parent and by each of our direct and indirect present domestic subsidiaries and future wholly-owned domestic subsidiaries. Our new credit facilities are expected to be secured by a perfected first priority security interest in substantially all of our and the guarantors’ assets, other than voting stock in excess of 66.0% of the outstanding voting stock of each direct foreign subsidiary and certain other excluded property.

Our new term loan facility is expected to be required to be repaid in quarterly installments commencing on March 31, 2006 in annual amounts expected to be: $15 million for 2006, $20 million for 2007, $25 million for 2008, $30 million for 2009 and $35 million for 2010. We expect our new term loan facility to require that a portion of our excess cash flow be applied to prepay amounts borrowed thereunder. The balance of the term loan facility will be repaid in full in 2011 on the sixth anniversary of the closing of the Acquisition.

Loans under our new credit facilities are expected to bear, at our option, interest at:

•	a rate per annum equal to the higher of (a) the prime rate of a commercial bank selected by the administrative agent and (b) the Federal Funds rate plus 0.50%, in each case plus an applicable margin based in part upon the ratings issued by Moody’s Investors Service and Standard & Poor’s for our new credit facilities; or

•	a rate per annum equal to a reserve-adjusted eurodollar rate, plus an applicable margin based in part upon the ratings issued by Moody’s Investors Service and Standard & Poor’s for our new credit facilities.

Our new credit facilities are expected to contain representations and warranties customary for a senior secured credit facility. They are expected to also contain affirmative and negative covenants customary for a senior secured credit facility, including, among other things, restrictions on indebtedness, liens, mergers and consolidations, sales of assets, loans, acquisitions, restricted payments, transactions with affiliates, dividends and other payment restrictions affecting subsidiaries and sale leaseback transactions. Our new credit facilities are expected to also require us to maintain certain financial covenants, including maximum senior consolidated leverage, maximum total consolidated leverage and minimum consolidated interest coverage ratios.

As of the completion of the Transactions, we expect that the entire $440.0 million principal amount of term loans will be drawn under our new term loan facility and approximately $2.0 million will be drawn under our new $40.0 million revolving credit facility. We anticipate that $31.5 million will be available for borrowing (giving effect to the issuance of $6.5 million of letters of credit) under our new revolving credit facility.

We also anticipate incurring $175.0 million of senior notes due 2013, which we expect will bear interest at a fixed rate per year and also have terms that are customary for such "high-yield" debt securities.

Liquidity Assessment

In addition to our normal operating cash and working capital requirements and service of our indebtedness, following the completion of the Transactions, we will also require cash to fund capital expenditures, enable cost reductions through restructuring projects and make contract acquisition payments to financial institution clients as follows:

•	Capital Expenditures. Our total capital expenditures (which includes capitalized leases of $6.8 million) in 2005 are currently projected at $28 million, of which we had spent approximately $18 million as of September 30, 2005. These expenditures primarily relate to maintenance of existing assets, cost reduction initiatives and other projects which support future revenue growth. We expect to make approximately $27 million of capital expenditures during 2006. We do not expect to incur additional capitalized leases in 2006. The growth in capital expenditures is primarily attributable to identified projects designed to drive further cost reductions and/or enable future revenue streams.

•	Prepaid Rebates. During 2005, we expect to make approximately $28 million of contract acquisition payments to financial institution clients, and we estimate that our marketing initiatives will require us to make approximately $27 million of such payments during 2006.

•	Restructuring/Cost Reductions. Following the completion of the Transactions, we anticipate that we will restructure or consolidate some of our operations, which may require us to make severance payments and pay other restructuring expenses. We estimate we will make approximately $3 million to $5 million of such payments during 2006.

We believe that, based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds, including the M&F Worldwide equity commitment described above, borrowings under our new revolving credit facility, our new term loan facility and the notes will be adequate to complete the Acquisition and pay related transaction expenses and to make required payments on our indebtedness, to fund anticipated capital expenditures and to satisfy our working capital requirements for at least the next 12 months.

Our ability to meet our debt service obligations and reduce our total debt will depend upon our ability to generate cash in the future which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. We may not be able to generate sufficient cash flow from operations and future borrowings may not be available to us under our new credit facilities in an amount sufficient to enable us to repay our debt, including the notes, or to fund our other liquidity needs. If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including the notes, on or before maturity. We may not be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness, including the notes and our new credit facilities, may limit our ability to pursue any of these alternatives. See "Risk Factors—Risks Related to our Substantial Indebtedness—Our ability to make payments on our indebtedness depends on our ability to generate sufficient cash in the future." Some risks that could adversely affect our ability to meet our debt service obligations include, but are not limited to, decreases in check usage, increases in competitive activity and pricing pressures, adverse changes among our highly-concentrated financial institution clients or additional adverse legislative changes. See ‘‘Risk Factors—Risks Related to our Business.’’ Our borrowings under the new credit facilities will bear interest at floating rates. Therefore, our financial condition will be affected by changes in prevailing interest rates.

Cash Flow Summary

Six months ended September 30, 2005 of the successor and three months ended March 31, 2005 of the predecessor compared to nine months ended September 30, 2004 of the predecessor

	Predecessor	Predecessor	Successor	Combined
$ in thousands	Nine months Ended September 30, 2004	Three months Ended March 31, 2005	Six months Ended September 30, 2005	Nine months Ended September 30, 2005
Cash provided by (used in):
Operating activities	$37,544	$12,942	$88,539	$101,481
Investing activities	(19,748)	(2,632)	(15,173)	(17,805)
Financing activities	(8,718)	(5,241)	(52,341)	(57,582)
Net increase in cash and cash equivalents	$9,078	$5,069	$21,025	$26,094

Cash provided by operating activities increased during the nine months ended September 30, 2005 by $63.9 million compared to the same period in 2004. Net income for the nine months ended September 30, 2005 was $21.2 million lower than in the 2004 nine months but included approximately $26.1 million of depreciation, amortization and other non-cash charges resulting from the Honeywell acquisition. Other incremental cash generated from operating activities included $17.6 million in tax accrual changes, $7.7 million attributable to changes in other operating assets and liabilities and approximately $33.7 million attributable to transactions with affiliates. We do not expect the affiliate transactions to continue after the completion of the Acquisition. See "—Presentation of Financial Information—Related Party Financing Activities."

Cash used in investing activities decreased by $1.9 million during the nine months ended September 30, 2005 compared with the same period of 2004 due primarily to the acquisition of Alcott Routon Inc. on April 1, 2004, net of cash for $11.4 million partially offset by an $8.8 million increase in capital expenditures in 2005 due to new growth initiatives.

Cash used in financing activities during the nine months ended September 30, 2005 increased by $48.9 million, compared to the 2004 nine months. The change in cash used in financing activities was largely due to related party financing activities, which we expect will not continue after the Acquisition. See "—Presentation of Financial Information—Related Party Financing Activities."

Fiscal 2004 Compared to Fiscal 2003 and Fiscal 2003 Compared to Fiscal 2002

	$ in thousands
	2002	2003	2004
Cash provided by (used in):
Operating activities	$46,290	$71,448	$63,343
Investing activities	(18,996)	(14,665)	(28,054)
Financing activities	(32,045)	(52,474)	(35,079)
Net increase (decrease) in cash and cash equivalents	$(4,751)	$4,309	$210

Fiscal 2004 compared to Fiscal 2003

Cash provided by operating activities during 2004 decreased by $8.1 million compared to 2003. Although net income during 2004 increased by $28.6 million compared to 2003, that increase in net income was offset, in large part by a reduction in income tax liabilities of $36.2 million attributable to both timing of cash tax payments and adjustments to income tax accruals.

Cash used in investing activities during 2004 increased by $13.4 million compared to 2003 due primarily to the acquisition of Alcott Routon on March 31, 2004 for the purchase price of $11.4 million, net of cash. Additional cash was used for incremental capital expenditures of $1.6 million.

Cash used in financing activities during 2004 decreased by $17.4 million, compared to 2003. The change in cash used in financing activities was largely due to related party financing activities, which we expect will not continue after the Acquisition. See "—Presentation of Financial Information—Related Party Financing Activities."

Fiscal 2003 compared to Fiscal 2002

Cash provided by operating activities during 2003 increased by $25.2 million, compared to 2002. Net income for 2003 was $2.7 million lower than in 2002 and included approximately $7.5 million of non-cash net loss from the mark-to-market of financial instruments (compared to $9.5 million of net income in 2002) and approximately $10.7 million of compensation-related accruals. We do not expect the mark-to-market of financial instruments to continue after the completion of the Acquisition. See "—Presentation of Financial Information—Related Party Financing Activities."

Cash used in investing activities decreased $4.3 million during 2003 primarily attributable to a $5.5 million reduction in capital expenditures due to delayed growth projects. Also, proceeds from the sale of property and equipment declined by $1.2 million.

Cash used in financing activities during 2003 increased by $20.4 million, compared to 2002. The change in cash used in financing activities was largely due to related party financing activities, which we expect will not continue after the Acquisition. See "—Presentation of Financial Information—Related Party Financing Activities."

Contractual Obligations and Commitments

The following table is a summary of our predecessor’s significant contractual obligations at December 31, 2004 on a historical basis (dollars in millions):

	Total	2005	2006	2007	2008	2009	Thereafter
Long-term debt (1)	$474.1	$34.5	$—	$271.0	$168.6	$—	$—
Minimum operating lease payments	81.4	14.0	13.1	12.5	12.3	11.9	17.6
Purchase obligations(2)	17.8	5.2	4.9	2.8	2.8	2.1	—
Total	$573.3	$53.7	$18.0	$286.3	183.7	$14.0	$17.6

(1)	Assumes all long-term debt is outstanding until scheduled maturity. Our predecessor incurred significant related party debt, which was used to fund acquisitions and provide additional capitalization for our business as well as other businesses held by our predecessor. Subsequent to the Honeywell acquisition of Novar plc, all but $10.6 million of this debt had been retired as of September 30, 2005, and we expect that the remainder will be retired upon the completion of the Acquisition. See "—Presentation of Financial Information—Related Party Financing Activities."

(2)	Purchase obligations include amounts due under contracts with third party service providers. Such contracts are primarily for information technology services including license rights for mainframe software usage, voice and network data services and telecommunication services. Early termination clauses on these contracts change over time and at December 31, 2004 aggregated $4.2 million. We routinely issue purchase orders to numerous vendors for the purchase of inventory and other supplies. These purchase orders are generally cancelable with reasonable notice to the vendor. As such, these purchase orders are not included in the purchase obligations presented in the table above.

The following table is a summary of our significant contractual obligations at September 30, 2005 on a pro forma basis (dollars in millions):

	Total	2005	2006	2007	2008	2009	2010	Thereafter
New revolving credit facility(1)	$2.0	$—	$—	$—	$—	$—	$2.0	$—
New term loan facility(2)	440.0	—	15.0	20.0	25.0	30.0	35.0	315.0
Senior notes(3)	175.0	—	—	—	—	—	—	175.0
Capital lease obligations	6.8	0.7	1.5	1.4	1.4	1.5	0.3	—
Minimum operating lease payments	64.1	3.0	11.1	10.9	10.7	10.3	6.1	12.0
Purchase obligations(4)	14.0	1.4	4.9	2.8	2.8	2.1	—	—
Total	$701.9	$5.1	$32.5	$35.1	$39.9	$43.9	$43.4	$502.0

(1)	Our new $40.0 million revolving credit facility will mature in 2010 on the fifth anniversary of the completion of the Acquisition.

(2)	Our new term loan facility will be required to be repaid in quarterly installments commencing on March 31, 2006 in annual amounts expected to be: $15.0 million for 2006, $20.0 million for 2007, $25.0 million for 2008, $30.0 million for 2009 and $35.0 million for 2010. We expect our new term loan facility to require that a portion of our excess cash flow be applied to prepay amounts borrowed thereunder. The balance of the term loan facility will be repaid in full in 2011 on the sixth anniversary of the completion of the Acquisition.

(3)	The notes will mature in 2013.

(4)	Purchase obligations include amounts due under contracts with third party service providers. Such contracts are primarily for information technology services including license rights for mainframe software usage, voice and network data services and telecommunication services. We routinely issue purchase orders to numerous vendors for the purchase of inventory and other supplies. These purchase orders are generally cancelable with reasonable notice to the vendor. As such, these purchase orders are not included in the purchase obligations presented in the table above.

Off-Balance Sheet Arrangements

It has not been our practice to enter into off-balance sheet arrangements. In the normal course of business we periodically enter into agreements that incorporate general indemnification language. These indemnifications encompass such items as intellectual property rights, governmental regulations and/or employment-related matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third-party claim. There have historically been no material losses related to such indemnifications, and we do not expect any material adverse claims in the future.

We are not engaged in any transactions, arrangements or other relationships with unconsolidated entities or other third parties that are reasonably likely to have a material effect on our consolidated results of operations, financial position or liquidity. In addition, we have not established any special purpose entities.

Environmental Matters

We do not believe that there are any significant or material environmental issues facing us with respect to facilities, equipment, and property. While we believe we are in substantial compliance with existing laws and regulations, we may incur substantial costs related to such compliance in the future.

Inflation

Highly competitive market conditions have minimized the impact of inflation on the selling prices of our products and the costs of our purchased materials. Cost increases for material and labor have generally been low, and productivity and supply chain initiatives have largely offset any impact.

Quantitative and Qualitative Disclosures about Market Risk

Historically, we have realized limited interest rate risk due to low amounts of financing balances. However, after completion of the Transactions, we will be exposed to market rate risk primarily as a result of financing activity used to acquire it as well as borrowing activities used to fund its operations. Following the completion of the Transactions, our financial condition will be affected by changes in prevailing interest rates.

We believe that a hypothetical 1% increase or decrease in interest rates applicable to our variable rate debt, which would have been approximately $442.0 million as of September 30, 2005, on a pro forma basis, would result in an increase or decrease in our annual interest expense of approximately $4.4 million per year.

Critical Accounting Policies

The preparation of our consolidated financial information in accordance with GAAP is based on the selection and application of accounting policies that require us to make significant estimates and assumptions about the effects of matters that are inherently uncertain. We consider the accounting policies discussed below to be critical to the understanding of our financial information. Actual results could differ from our estimates and assumptions, and any such differences could be material to our consolidated financial information.

The selection, application and disclosure of these critical accounting policies are reviewed by management on an ongoing basis. There were no new accounting standards effective in 2004 that had a material impact on our consolidated financial information.

Prepaid Rebates.    We have contracts with certain financial institution clients that require prepayment of rebates. The prepaid rebates are amortized on a straight-line basis over the terms of the respective contracts as a reduction of sales revenue. This accounting method conforms with the guidance provided by the Emerging Issues Task Force Item No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Product). The contracts allow us to recoup portions of these prepayments in the event that a contract is terminated early. Any amounts repaid would represent the original prepayment adjusted to consider the number of unexpired contract periods. The unamortized prepaid rebates balance is included in other assets.

Advertising.    Direct-response advertising is capitalized and amortized over its expected period of future benefits. Direct-response advertising consists primarily of inserts that include order coupons for CITM’s products and custom advertising pieces for Clarke American. These capitalized costs are amortized up to 18 and over 30 months, respectively, following their distribution. Amortization is charged to match the advertising expense with the related revenue streams. Other advertising activities include product catalogs and price sheets, which are expensed when issued to our financial institution clients for use.

Goodwill and Intangibles.    Goodwill represents the excess of cost (purchase price) over the fair value of net assets acquired. Goodwill and other intangibles determined to have an indefinite life are not amortized but are tested for impairment at least annually or when events or circumstances change. We complete the required annual test for goodwill impairment during the fourth quarter of 2004 and concluded that the net carrying value of our goodwill had not been impaired. Any impairment charge resulting from this analysis is recorded as an operating expense.

The annual evaluation of goodwill impairment involves significant estimates made by management in determining the fair value of reporting units. These estimates are susceptible to change from period to period because management must make assumptions about future cash flows, profitability and terminal values and other items. It is reasonably possible that changes in estimates could have a material impact in the carrying amount of goodwill in future periods.

Definite-lived intangibles are recorded at fair value as of the date acquired and are amortized on an accelerated or straight line basis over their estimated lives.

Impairment of Long-Lived Assets and Intangible Assets.    We evaluate the recoverability of property and equipment and identifiable intangibles whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. We would record an impairment loss if the undiscounted cash flow estimated to be generated by those assets were less than the carrying amount of those assets. The impairment loss would be calculated as the amount by which the carrying value of the assets exceeds the fair value of the asset.

Income Taxes.    The Company is included in the consolidated federal income tax return of Novar USA Inc., and the respective state corporate income tax returns of each subsidiary are filed on a separate or combined entity basis. In accordance with tax sharing agreements between Novar USA Inc. and each subsidiary, current federal income taxes payable or recoverable have been provided based upon each subsidiary’s proportionate share of Novar USA Inc.’s consolidated tax liability or benefit, which is generally determined as if each subsidiary were filing a separate return. Deferred income taxes are recognized for future income tax consequences attributable to differences between the tax and book bases of assets and liabilities.

Recent Accounting Pronouncements

In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Under SFAS No. 146, companies are required to recognize costs associated with restructuring, discontinued operations, plant closings or other exit or disposal activities in the period in which the liability is incurred rather than the date of commitment to the plant. We adopted SFAS No. 146 on January 1, 2003 and the restructuring type activities initiated after this date were recorded in accordance with the provisions of SFAS No. 146.

In December 2003, the FASB issued SFAS No. 132 (Revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits — an amendment of FASB Statements No. 87, 88, and 106. This statement revises employers' disclosures about pension plans and other postretirement benefit plans. Adoption is effective for years ending after June 15, 2004 for nonpublic entities. We adopted SFAS No. 132(R) on January 1, 2004.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The statement amends Accounting Research Bulletin No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overheads to inventory be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently assessing the impact of SFAS No. 151 on the consolidated financial information, and do not expect that application of SFAS No. 151 will have a material effect on the financial information.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share Based Payment. Among other items, SFAS No. 123(R) eliminates the use of APB Opinion No. 25 and the intrinsic value method of accounting and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial information. SFAS No. 123(R) is effective as of the beginning of the first annual reporting period that begins after June 15, 2005. Based on current structure of compensation, SFAS No. 123(R) is not expected to have a material impact on our consolidated financial information.